UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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Raytheon Company

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 18, 2008

Dear Raytheon Stockholder,

I am pleased to invite you to attend Raytheon’s 2008 Annual Meeting of Stockholders on Thursday, May 29, 2008. The meeting will be held at 11:00 a.m. Eastern Time at the U.S. Chamber of Commerce - Hall of Flags, 1615 H Street, N.W., Washington, D.C. 20062. For your convenience, we are pleased to offer a live webcast (audio only) of the meeting at www.raytheon.com.

This booklet includes a formal notice of the meeting and the proxy statement. The proxy statement provides information on Raytheon’s governance framework and the backgrounds of our director candidates.

The proxy statement reflects Raytheon’s commitment to strong governance processes, including independent and active Board oversight, accountability to shareholders, transparent disclosure, and compliance with complex and changing regulatory responsibilities.

With respect to oversight, I am pleased to report that Raytheon’s Board has helped provide guidance for the Company’s strategic focus on technology, core markets, and adjacent and international markets. It has also approved challenging annual operating plans, and has emphasized performance-based executive compensation. Leading by example, the Board has reinforced the Company’s culture of integrity and high ethical standards. In these and other ways, the Board is dedicated to serving stockholder interests through sound corporate governance.

We encourage you to visit our website, www.raytheon.com, to learn more about our corporate governance practices, and I look forward to sharing information with you about Raytheon at the Annual Meeting. Whether or not you plan to attend, I would encourage you to vote your proxy as soon as possible so that your shares will be represented at the meeting.

Thank you.

Sincerely,

WILLIAM H. SWANSON Chairman and Chief Executive Officer

NOTICE OF 2008 ANNUAL MEETING OF STOCKHOLDERS

Time:	11:00 a.m. Eastern Time

Date:	May 29, 2008

Place:	U.S. Chamber of Commerce - Hall of Flags 1615 H Street, N.W. Washington, D.C. 20062

Record Date:	Stockholders of record at the close of business on April 4, 2008 are entitled to notice of and to vote at the meeting.

Purpose:	(1) Elect nine directors to hold office until the next annual stockholders’ meeting or until their respective successors have been elected.

(2) Ratify the selection of PricewaterhouseCoopers LLP as Raytheon’s independent auditors.

(3) Consider and act upon such other business, including stockholder proposals if properly presented, as may properly come before the meeting or any adjournment thereof.

Proxy Voting:	You can vote your shares by completing and returning the proxy card or voting instruction form sent to you. Most stockholders can also vote their shares over the Internet or by telephone. Please check your proxy card or the information forwarded by your bank, broker or other holder of record to see which options are available to you. You can revoke a proxy at any time prior to its exercise by following the instructions in the proxy statement.

By order of the Board of Directors,

Jay B. Stephens
Secretary

Waltham, Massachusetts

April 18, 2008

RAYTHEON COMPANY

870 Winter Street, Waltham, Massachusetts 02451

PROXY STATEMENT FOR 2008 ANNUAL MEETING OF STOCKHOLDERS

RAYTHEON COMPANY

870 Winter Street, Waltham, Massachusetts 02451

PROXY STATEMENT FOR 2008 ANNUAL MEETING OF STOCKHOLDERS

We are providing these proxy materials in connection with the solicitation by the Board of Directors of Raytheon Company of proxies to be voted at our 2008 Annual Meeting of Stockholders and at any meeting following adjournment thereof.

You are cordially invited to attend Raytheon’s Annual Meeting on May 29, 2008 beginning at 11:00 a.m. Eastern Time. Stockholders will be admitted beginning at 10:30 a.m. The meeting will be held at The U.S. Chamber of Commerce – Hall of Flags, 1615 H Street, N.W., Washington, D.C.

We are first mailing this proxy statement and accompanying forms of proxy and voting instructions on or about April 22, 2008 to holders of shares of our common stock as of April 4, 2008, the record date for the meeting.

If you are a stockholder of record, you will find an admission ticket attached to the proxy card sent to you. If you plan to attend the meeting in person, please detach the admission ticket from the proxy card and bring it with you to the meeting. For security purposes, in order to enter the meeting, you will be asked to present a valid picture identification, such as a driver’s license or passport, with your admission ticket.

If your shares are held through a broker, bank, trust or other holder of record and you plan to attend the meeting in person, we will admit you only if we are able to verify that you are a Raytheon stockholder. You should bring a letter or account statement demonstrating that you are the beneficial owner of our common stock on the record date, along with a valid picture identification in order to be admitted to the meeting.

Proxies and Voting Procedures

Your vote is important. Because many stockholders cannot personally attend the meeting, it is necessary that a large number be represented by proxy. Most stockholders have a choice of voting over the Internet, by using a toll-free telephone number or by completing a proxy card, or voting instruction form, and mailing it in the envelope provided. Please check your proxy card or the information forwarded by your bank, broker or other holder of record to see which options are available to you. The Internet and telephone voting facilities for stockholders of record will close at 11:59 p.m. Eastern Time on May 28, 2008. The Internet and telephone voting procedures have been designed to authenticate stockholders, to allow you to vote your shares and to confirm that your instructions have been properly recorded. If your shares are held through a broker, bank, trust or other holder of record and Internet or telephone facilities are made available to you, these facilities may, by necessity, close sooner than is the case for stockholders of record.

You can revoke your proxy at any time before it is exercised by timely delivery of a properly executed, later-dated proxy (including an Internet or telephone vote) or by voting by ballot at the meeting. By providing your voting instructions promptly, you may save us the expense of a second mailing.

The method by which you vote will not limit your right to vote at the meeting if you later decide to attend in person. If your shares are held in the name of a bank, broker or other holder of record, you must obtain a proxy, executed in your favor, from the holder of record to be able to vote at the meeting.

All shares entitled to vote and represented by properly executed proxies received prior to the meeting and not revoked will be voted at the meeting in accordance with your instructions. If you do not indicate how your shares should be voted on a matter, the shares represented by your proxy will be voted as the Board recommends.

Stockholders Entitled to Vote

Stockholders at the close of business on the record date are entitled to notice of and to vote at the meeting. On April 4, 2008, there were 422,871,850 shares of our common stock outstanding.

If you are a participant in our Dividend Reinvestment Plan, shares held in your account are included on, and may be voted using, the proxy card sent to you. The plan’s administrator is the stockholder of record of your dividend reinvestment plan shares. The administrator will not vote those shares unless you provide instructions, which you can do over the Internet, by telephone or by using the proxy card sent to you.

If you are a participant in the Raytheon Savings and Investment Plan, your vote will serve as the voting instruction to the trustee of the plan for all shares you own through the plan. If you own shares through this plan and do not provide voting instructions to the trustee, the trustee will vote those shares at the meeting in the same proportion as shares for which instructions were received under the plan.

Quorum and Required Vote

Quorum

The presence, in person or by proxy, of the holders of a majority of the shares entitled to vote for the election of directors is necessary to constitute a quorum. Abstentions and “broker non-votes” are counted as present and entitled to vote for purposes of determining a quorum. A broker non-vote occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner. We believe that nominees have discretionary voting power with respect to all of the ballot items described below and elsewhere in this proxy statement except for the proposals submitted by stockholders.

Required Vote – Election of Directors

In uncontested elections of directors (as is the case for this annual meeting), each nominee must receive a majority of votes cast to be elected. That means that the votes cast “for” that nominee must exceed the votes “against.” An abstention does not count as a vote cast. Moreover, our Governance Principles require any incumbent nominee who fails to receive such a majority vote to submit an offer to resign to our Governance and Nominating Committee. For more information, see “Corporate Governance – Majority Voting for Directors” on page 5.

Required Vote – Ratification of Auditors

The affirmative vote of the holders of a majority of shares of common stock, present in person or represented by proxy and entitled to vote, is required with respect to the ratification our independent auditors. An abstention is treated as present and entitled to vote and therefore has the effect of a vote against ratification of the independent auditors. Because the New York Stock Exchange (“NYSE”) considers the ratification of the independent auditors to be routine, a nominee (for example a broker) holding shares in street name may vote on this proposal without instructions from the beneficial owner.

Required Vote – Stockholder Proposals

The affirmative vote of the holders of a majority of shares of common stock, present in person or represented by proxy and entitled to vote, is required to approve the stockholder proposals. An abstention is treated as present and entitled to vote on the stockholder proposals and therefore has the effect of a vote against each proposal. A nominee holding shares in street name does not have discretionary voting power with respect to the stockholder proposals and may not vote shares unless the nominee receives voting instructions from the beneficial owner. Accordingly, a broker non-vote is not counted for voting purposes with respect to, and has no effect on, stockholder proposals.

Other Matters

If any other matters are properly presented for consideration at the meeting, including, among other things, consideration of a motion to adjourn the meeting to another time or place, the persons named in the proxy card will have discretion to vote on those matters according to their best judgment to the same extent as the person signing the proxy would be entitled to vote. At the date of this proxy statement, we did not anticipate that any other matters would be raised at the meeting.

In accordance with our Restated Certificate of Incorporation, as amended, each share of our common stock is entitled to one vote.

Tabulation of Votes

All votes, whether by proxy or ballot, will be tabulated by an independent business entity, which will not disclose your vote except as:

•	required by law;

•	necessary in connection with a judicial or regulatory action or proceeding;

•	necessary in connection with a contested proxy solicitation; or

•	requested by you.

Any comment written on a proxy card will be provided to our Corporate Secretary without disclosing your vote, unless necessary to an understanding of the comment.

Multiple Copies of Annual Report to Stockholders

A copy of our 2007 Annual Report is enclosed. If you received more than one copy of the annual report and wish to reduce the number of reports you receive to save us the cost of producing and mailing the annual report, we will discontinue the mailing of reports on the accounts you select if you follow the instructions regarding electronic access on the enclosed proxy card or when you vote over the Internet.

At least one account must continue to receive annual reports and proxy statements, unless you elect to view future annual reports and proxy statements over the Internet. Mailing of dividends, dividend reinvestment statements and special notices will not be affected by your election to discontinue duplicate mailings of the annual report and proxy statement.

Householding Information

We have adopted a procedure approved by the Securities and Exchange Commission (“SEC”) called “householding.” Under this procedure, we are permitted to deliver a single copy of our proxy statement and annual report to stockholders sharing the same address. Householding allows us to reduce our printing and postage costs and reduces the volume of duplicative information received at your household.

In accordance with a notice previously sent to our record holders and certain street name holders who share a single address, we are sending only one annual report and proxy statement to that address unless we received instructions to the contrary from any stockholder at that address. If you wish to receive an additional copy of our annual report or proxy statement this year, you may obtain one by calling the Raytheon Investor Relations Information Line at 877-786-7070 (Option 1) or writing to the Corporate Secretary at Raytheon Company, 870 Winter Street, Waltham, Massachusetts 02451. You also may request copies of our annual disclosure documents on our web site at www.raytheon.com under the heading “Investor Relations/Request Information.” If you are a street name holder and wish to revoke your consent and receive additional copies of our proxy statement and annual report in future years, you may call Broadridge Investor Communications Services toll-free at 1-800-542-1061. If you are a record holder and wish to revoke your consent and receive additional copies of our proxy statement and annual report in future years, you may call Raytheon Shareholder Services toll-free at 1-800-360-4519.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to Be Held on May 29, 2008

This proxy statement and our 2007 Annual Report are also available on our web site at www.raytheon.com/proxy.

Electronic Delivery of Future Proxy Materials and Annual Reports

Most stockholders can elect to view future proxy statements and annual reports, as well as vote their shares of our common stock, over the Internet instead of receiving paper copies in the mail. This will save us the cost of producing and mailing these documents.

If you are a stockholder of record, you may choose this option by following the instructions provided when you vote over the Internet. You may also elect to receive annual disclosure documents electronically by following the instructions published on our web site at www.raytheon.com/proxy. If you choose to view future proxy statements and annual reports over the Internet, you will receive an e-mail message next year containing the Internet address to access our annual report and proxy statement. Your choice will remain in effect until you cancel your election at www.raytheon.com/proxy. You do not have to elect Internet access each year.

If you hold our common stock through a bank, broker or other holder of record, please refer to the information provided by your bank or broker regarding the availability of electronic delivery. If you hold our common stock through a bank, broker or other holder of record and you have elected electronic access, you will receive information in the proxy materials mailed to you by your bank or broker containing the Internet address for use in accessing our proxy statement and annual report.

Cost of Proxy Solicitation

We will pay the cost of soliciting proxies. Proxies may be solicited on behalf of Raytheon by directors, officers or employees of Raytheon in person or by telephone, facsimile or other electronic means. We have retained D. F. King & Co., Inc. to assist in the distribution and solicitation of proxies. We have agreed to pay D. F. King a fee of $15,000 plus out-of-pocket expenses for these services.

As required by the SEC and the NYSE, we also will reimburse brokerage firms and other custodians, nominees and fiduciaries for their expenses incurred in sending proxies and proxy materials to beneficial owners of our common stock.

Stockholder Account Maintenance

Our transfer agent is American Stock Transfer & Trust Company (“AST”). All communications concerning accounts of stockholders of record, including address changes, name changes, inquiries as to requirements to transfer Raytheon stock and similar issues, can be handled by calling Raytheon Shareholder Services toll-free at 1-800-360-4519 or by accessing AST’s web site at www.amstock.com.

For other Raytheon information, you can visit our web site at www.raytheon.com. We make our web site content available for information purposes only. It should not be relied upon for investment purposes, nor is it incorporated by reference into this proxy statement.

CORPORATE GOVERNANCE

The Board of Directors is committed to being a leader in corporate governance. The Board believes that a commitment to good governance enhances stockholder value and goes beyond simply complying with applicable requirements. It means adhering to the highest standards of ethics and integrity. To that end, the Board has adopted a number of policies and processes to ensure effective governance. Our key governance documents are described below and may be found on our web site at www.raytheon.com.

Governance Principles

The Board has adopted Governance Principles which provide the framework for the oversight of our business and operations. The Governance Principles address, among other things, the following:

•

A substantial majority of the Board should be independent directors. In addition, the Audit, Management Development and Compensation and Governance and Nominating Committees must consist entirely of independent directors.

•

The non-management directors designate a Lead Director with the role and responsibilities set forth in the Governance Principles. More information regarding the Lead Director’s role and responsibilities may be found on page 6 under the heading “Lead Director.”

•	The Board periodically reviews our long-term strategic and business plans.

•

The Board has established a process, led and implemented by the Management Development and Compensation Committee, through which the performance of the Chief Executive Officer is evaluated annually by the independent directors.

•	The Chief Executive Officer provides an annual report on succession planning and management development to the Management Development and Compensation Committee and the Board.

•	The Board engages in an annual ethics education program.

•	The Board has adopted stock ownership guidelines applicable to directors and officers.

The Governance Principles may be found on our web site at www.raytheon.com under the heading, “Investor Relations/Corporate Governance/Governance Principles” and are also available in print to any stockholder who requests them by writing to Raytheon Company, Investor Relations, 870 Winter Street, Waltham, MA 02541 or by emailing invest@raytheon.com.

Board Independence

The Governance Principles also include criteria adopted by the Board to assist it in making determinations regarding the independence of its members. The criteria, summarized below, are consistent with the New York Stock Exchange listing standards regarding director independence. To be considered independent, the Board must determine that a director does not have a material relationship, directly or indirectly, with Raytheon. A director will be not considered independent if he or she, or an immediate family member, has been within the last three years:

•	an executive officer of Raytheon;

•	a current partner or employee of an internal or external auditor of Raytheon or a partner or employee of an internal or external auditor of Raytheon who personally worked on the Raytheon audit;

•	an executive officer of a public company that has on the compensation committee of its board an executive officer of Raytheon;

•	a paid advisor or consultant to Raytheon receiving in excess of $100,000 per year in direct compensation from Raytheon (other than fees for service as a director); and

•

an employee (or in the case of an immediate family member, an executive officer) of a company that does business with Raytheon and the annual payments to or from Raytheon exceeded the greater of $1 million or 2% of the other company’s annual gross revenues.

In addition, a director will be not considered independent if he or she, or an immediate family member, has been an executive officer of a tax-exempt entity that receives contributions in any fiscal year from Raytheon exceeding the greater of $1 million or 2% of its gross revenues. A director also will not be considered independent if he or she has an immediate family member who is a current employee of an internal or external auditor of Raytheon who participates in such firm’s audit, assurance or tax compliance practice.

The Board has considered the independence of its members in light of its independence criteria. In connection with its independence considerations, the Board has reviewed Raytheon’s relationships with organizations with which our directors are affiliated and has determined that such relationships were generally established in the ordinary course of business and are not material to us, any of the organizations involved, or our directors. Based on the foregoing, the Board has determined that, except for William H. Swanson, our Chairman and CEO, each director satisfies the criteria and is independent.

Director Nomination Process

The Governance and Nominating Committee considers director candidates from diverse sources and welcomes suggestions from stockholders. While the Committee has not established specific minimum age, education, experience or skills qualifications, the Committee looks for candidates who possess a range of diverse experience, knowledge and business judgment. The Committee’s goal is to have a balanced, engaged and collegial board whose members possess the skills and background necessary to ensure that stockholder value is maximized in a manner consistent with all legal requirements and the highest ethical standards.

The Committee will carefully consider all candidates on the basis of the candidate’s background and experience. The Committee will review the candidate’s qualifications in accordance with the director qualification criteria contained in our Governance Principles and determine whether the candidate should be nominated for election to the Board. There is no difference in the way in which the Committee evaluates nominees for director based upon the source of the nomination. From time to time, the Committee may engage a third party for a fee to assist it in identifying potential director candidates.

Stockholders wishing to nominate a director candidate may do so by sending the candidate’s name, biographical information and qualifications to the Chair of the Governance and Nominating Committee in care of the Corporate Secretary, Raytheon Company, 870 Winter Street, Waltham, MA 02451. All director nominations should be made in accordance with the provisions set forth in our By-Laws, which are published on our web site under the heading “About Us/Corporate Governance.” You also may obtain a copy of our By-Laws by writing to the Corporate Secretary at the address set forth above.

Under our By-Laws, nominations for director may be made only by the Board or a Board committee, or by a stockholder entitled to vote who complies with the advance notice provision in our By-Laws. For our 2009 annual meeting of stockholders, we must receive this notice between January 29, 2009 and February 28, 2009. However, in no event are we obligated to include any such nomination in our proxy materials.

Majority Voting for Directors

In 2006, the Board, upon the recommendation of the Governance and Nominating Committee, approved an amendment to our By-Laws to adopt a majority of votes cast standard for uncontested elections of directors. Under the majority of votes cast standard, a director nominee is elected if the number of votes cast “for” the nominee exceeds the number of votes cast “against” the nominee. In contested elections (that is, those in which the number of nominees exceeds the number of directors to be elected), the voting standard will continue to be a plurality of votes cast.

In conjunction with the adoption of the majority of votes cast standard, the Board also amended the director resignation policy contained in the Governance Principles to provide that any incumbent director in an uncontested election who fails to receive the requisite majority of votes cast “for” his or her election will tender his or her resignation to the Governance and Nominating Committee. The Governance and Nominating Committee will make a recommendation to the Board as to whether to accept or reject the director’s resignation. The Board will act on the resignation and publicly disclose its decision and the rationale behind it within 90 days from the date of the certification of results. The director whose resignation is under consideration will abstain from participating in both the Governance and Nominating Committee’s recommendation and the Board’s decision with respect to the resignation. If a resignation is not accepted by the Board, the director will continue to serve.

In addition to the adoption of the majority of votes cast standard, the Board maintains the following policies and processes which it believes represent best practices with respect to the election of directors:

•	the annual election of all directors;

•	a policy that a substantial majority of the Board shall be independent;

•	a rigorous nomination process conducted by the independent Governance and Nominating Committee; and

•	disclosure of a process by which stockholders may nominate director candidates.

The Board believes that the foregoing policies and practices help ensure the integrity of the election process by providing stockholders with a meaningful voice in director elections, thereby increasing the Board’s accountability to stockholders.

Code of Ethics and Conflicts of Interest

We have adopted a Code of Business Ethics and Conduct and a Conflict of Interest Policy which apply to all officers, directors, employees and representatives. The Code of Conduct and the Conflict of Interest Policy are the foundation of our ethics and compliance program and cover a wide range of areas. Many of our policies are summarized in the Code of Conduct, including our policies regarding Conflict of Interest, Insider Trading, Discrimination and Harassment, Confidentiality, and compliance with laws and regulations applicable to the conduct of our business. All officers, directors, employees and representatives are required to comply with the Code of Conduct and are subject to disciplinary action, including termination, for violations. We provide annual ethics education for all directors, officers and employees. The Code of Conduct is published on our web site at www.raytheon.com under the heading “Investor Relations/Corporate Governance/Code of Conduct” and is also available in print to any stockholder who requests it by writing to Raytheon Company, Investor Relations, 870 Winter Street, Waltham, MA 02541 or by emailing invest@raytheon.com. Any amendments to the Code of Conduct or the grant of a waiver from a provision of the Code of Conduct requiring disclosure under applicable SEC rules will be disclosed on our web site.

In addition to complying with the Code of Conduct and other applicable Company policies, directors, officers and employees are expected to bring to the attention of the Senior Vice President, General Counsel and Secretary or the Vice President – Business Ethics and Compliance any actual or potential conflict of interest. Directors, officers and employees may report matters of concern through our anonymous, confidential toll-free hotline.

Transactions with Related Persons

We do not currently provide personal loans to our executive officers or directors. The following loan was made prior to the adoption of the Sarbanes-Oxley Act of 2002. In 1999, we provided William H. Swanson an interest-free loan of $1,000,000 to assist him in his relocation from Washington, D.C. to California. The loan was secured by a mortgage on Mr. Swanson’s home. In connection with the reorganization of our defense businesses, Mr. Swanson subsequently relocated from California to Massachusetts and the loan became secured by a mortgage on Mr. Swanson’s Massachusetts home. The highest amount outstanding during 2007 was $525,000. The loan was paid in full by Mr. Swanson in December 2007.

In January 2007, the Board, upon recommendation of the Governance and Nominating Committee, adopted a written Related Party Transactions Policy. Related party transactions include all transactions and relationships, involving amounts in excess of $120,000, between (a) the Company (including subsidiaries) and (b) any director, executive officer, or 5% stockholder, including immediate family members and certain entities in which they have a significant interest. Under the Policy, the General Counsel (or the Chief Executive Officer, in the case of a matter involving the General Counsel) provides information regarding any related party transaction or relationship to the Governance and Nominating Committee based on information solicited by the General Counsel (or the Chief Executive Officer, in the case of a matter involving the General Counsel). The Governance and Nominating Committee reviews the material facts of all related party transactions and determines whether to approve or ratify the transaction or relationship involved. Certain transactions and relationships have been pre-approved by the Governance and Nominating Committee for purposes of the Policy, including (a) executive officer compensation approved by the Board, (b) director compensation, (c) certain relatively small transactions between the Company and other companies, (d) certain charitable contributions made by the Company, and (e) matters considered by the Board in its director independence determinations.

In a Schedule 13G filing made with the SEC, FMR, LLC, the parent company of Fidelity Management & Research Company, has reported a 6.154% beneficial ownership of our outstanding common stock as of December 31, 2007. Under a previously established business relationship, subsidiaries of FMR, LLC provide investment management services on behalf of certain Raytheon benefit plans, services for which these subsidiaries received compensation during 2007 in excess of $1.4 million from Raytheon, as well as additional amounts from participants in these plans and related fund managers. In accordance with the Related Party Transactions Policy referenced above, the Governance and Nominating Committee will review these relationships at its next meeting.

Lead Director

In December 2002, the Board created the position of Lead Director. The Board believes that a Lead Director is an integral part of a Board structure that promotes strong, independent oversight of Raytheon’s management and affairs. The Lead Director shall be independent as determined by the Board in accordance with the criteria included in our Governance Principles and summarized above. The Lead Director’s duties include working with the Chairman to develop and approve Board agendas, developing and approving meeting schedules with the Chairman to ensure there is sufficient time for discussion of agenda topics, advising the Chairman as to the quality, quantity and timeliness of the information sent to the Board by management, developing agendas for and chairing executive sessions of the Board (in which the non-management directors meet without management), acting as a liaison between the Chairman and the independent directors and performing such other duties as the Board may determine from time to time. The designation of a Lead Director is not intended to inhibit communication among the directors or between any of them and the Chairman. Annually, the Board reviews the role and function of the Lead Director.

The position of Lead Director is currently held by Michael C. Ruettgers, former Chairman and Chief Executive Officer of EMC Corporation. Mr. Ruettgers was first elected Lead Director by the Board in 2006.

Communication with the Board

Stockholders may communicate with our Board through our Lead Director. You may contact the Lead Director in writing care of the Corporate Secretary, Raytheon Company, 870 Winter Street, Waltham, Massachusetts 02451. Interested parties also may contact the Lead Director electronically by submitting comments on our web site at www.raytheon.com under the heading “Investor Relations/Corporate Governance/Contact the Board.” These matters will be referred to the Lead Director and tracked by the Office of the General Counsel.

Anyone who has a concern regarding our accounting, internal accounting controls or auditing matters may communicate that concern to the Audit Committee. You may contact the Audit Committee in writing care of Raytheon Company, Post Office Box 21, Concord, Massachusetts 01742. Interested parties may also contact the Audit Committee electronically by submitting comments on our web site at www.raytheon.com under the heading “Investor Relations/Corporate Governance/Contact the Board.” All such communications will be referred to the Audit Committee and will be tracked and investigated in the ordinary course by our Ethics Office with the assistance of the Office of the General Counsel unless otherwise instructed by the Audit Committee.

Policy on Shareholder Rights Plans

We do not have a shareholder rights plan. The Board will obtain stockholder approval prior to adopting a shareholder rights plan unless the Board, in the exercise of its fiduciary duties, determines that, under the circumstances then existing, it would be in the best interests of Raytheon and our stockholders to adopt a rights plan without prior stockholder approval. If a rights plan is adopted by the Board without prior stockholder approval, the plan must provide that it will expire within one year of adoption unless ratified by stockholders.

Director Education

Our director education program consists of visits to Raytheon facilities, education regarding our Code of Conduct and other policies and practices relevant to our business and operations, and participation in customized director education workshops and attendance at director education institutes. We engage in annual ethics education for all directors. In addition, we sponsor in-house educational programs for the Board and provide updates on relevant topics of interest to the Board. We also encourage directors to attend director education programs and institutes sponsored by various educational institutions.

Board and Committee Evaluation Process

The Governance and Nominating Committee leads an annual assessment of the Board’s performance and of its contribution as a whole. In addition, each committee of the Board (except the Executive Committee) annually reviews its performance. Many of the changes to the Governance Principles, committee charters, and Board governance practices in general have resulted from the annual evaluation process. The Board views the annual self-assessment reviews as an integral part of its commitment to achieving high levels of Board and committee performance.

THE BOARD OF DIRECTORS AND BOARD COMMITTEES

Our business, property and affairs are managed under the direction of the Board. Directors are kept informed of our business through discussions with the Lead Director, the Chairman and other officers, by reviewing materials provided to them and by participating in meetings of the Board and its committees. The Board has a separately designated Audit Committee established in accordance with the Securities Exchange Act of 1934, as well as a standing Governance and Nominating Committee, Management Development and Compensation Committee, Public Affairs Committee and Executive Committee. Each committee’s charter (other than the Executive Committee) is published on our web site at www.raytheon.com under the heading “Investor Relations/Corporate Governance/Committees” and is also available in print to any stockholder who requests it by writing to Raytheon Company, Investor Relations, 870 Winter Street, Waltham, MA 02541 or by emailing invest@raytheon.com.

The table below provides membership information for the Board and each committee as of the date of this proxy statement. During 2007, the Board met nine times. The Board and certain committees also engaged in other discussions, conference calls and took other actions during 2007 apart from these meetings. During 2007, the average attendance for directors at Board and committee meetings was 95% and no director attended less than 75% of the total of all Board and committee meetings on which they served. All directors are expected to attend the annual meeting of stockholders. In 2007, all of the directors attended the annual meeting.

The non-management directors, all of whom are independent, meet in an executive session chaired by the Lead Director at the conclusion of every regularly scheduled Board meeting. In addition, committee members meet in executive session, without management present, at the conclusion of each regularly scheduled meeting of the Audit Committee, the Governance and Nominating Committee, the Management Development and Compensation Committee and the Public Affairs Committee.

	Audit Committee	Governance and Nominating Committee	Management Development and Compensation Committee	Public Affairs Committee	Executive Committee
Independent Directors(1)
Barbara M. Barrett		X	X
Vernon E. Clark	X		X	X
John M. Deutch		Chair		X	X
Frederic M. Poses	X		X
Michael C. Ruettgers					X
Ronald L. Skates	Chair	X			X
William R. Spivey			Chair	X	X
Linda G. Stuntz	X			Chair	X

Inside Director
William H. Swanson					Chair

Number of Meetings in 2007	11	4	8	4	0

(1)	In May 2007, Ferdinand Colloredo-Mansfeld retired from the Board.

Audit Committee

The Audit Committee:

•	Monitors the integrity of our financial statements;

•	Evaluates the independent auditor’s qualifications, performance and independence;

•	Oversees our internal audit function;

•	Meets with management to consider the adequacy of our internal controls and the objectivity of financial reporting;

•	Prepares the audit committee report found on page 49 under the heading “Audit Committee Report”;

•	Meets with the independent auditors, internal auditors and appropriate financial personnel;

•	Appoints the independent auditors;

•	Pre-approves all audit fees and terms as well as all non-audit engagements with the independent auditor;

•	Reviews annual and periodic reports and earnings press releases;

•

Has established a process for employees and others confidentially or anonymously to report concerns or complaints regarding accounting, internal control or auditing matters. More information regarding this process may be found on page 7 under the heading “Corporate Governance – Communication with the Board”;

•	Reviews compliance with our Code of Business Ethics and Conduct with respect to certain financial reporting, controls and allegations of financial misconduct; and

•	Has the authority to hire independent counsel and other advisors.

The Board has determined that each member of the Audit Committee is independent as defined by the rules of the NYSE and the SEC. The Board also has determined that Ronald L. Skates, the Chair of the Committee, is an “audit committee financial expert,” as defined by SEC rules, based upon Mr. Skates’ experience, training and education.

Management Development and Compensation Committee

The Management Development and Compensation Committee (MDCC):

•	Reviews and oversees compensation and personnel plans, policies and programs;
•	Reviews and recommends to the Board the compensation of the Chief Executive Officer and the other four most highly compensated executive officers;

•	Reviews and approves the compensation of other officers and key employees;

•	Approves director compensation;

•	Receives periodic assessments from the Chief Executive Officer regarding succession planning for senior management positions;

•	Administers and makes awards under our equity compensation plans;

•	Reviews the “Compensation Discussion and Analysis” section of this proxy statement found on page 18;

•	Prepares the Management Development and Compensation Committee Report found on page 30.

•	Consists solely of independent directors; and

•	Has the authority to hire independent counsel and other advisors.

While the Board bears the ultimate responsibility for approving compensation of our named executive officers, the MDCC assists the Board in discharging these responsibilities. The MDCC also carries out the responsibilities summarized above. The agenda for the meetings of the MDCC is determined by its Chair, with the assistance of our Senior Vice President – Human Resources and our Senior Vice President, General Counsel and Secretary, who also regularly attend MDCC meetings. At each meeting, the MDCC meets in executive session. The Chair reports the MDCC’s recommendations on executive compensation to the Board. Using its authority to hire independent advisors, the MDCC has engaged Watson Wyatt Worldwide, an independent compensation consulting firm, to obtain information on compensation levels, programs and practices within certain peer groups, provide the MDCC with a report on peer compensation trends, and perform related services. For more information on the MDCC, see the “Executive Compensation – Compensation Discussion and Analysis” beginning on page 18.

Governance and Nominating Committee

The Governance and Nominating Committee:

•	Reviews and reports to the Board on a periodic basis with regard to matters of corporate governance;

•	Establishes procedures for the nomination of directors and recommends candidates for election to the Board;

•	Considers director nominees proposed by stockholders;

•	Reviews and assesses the effectiveness of our Governance Principles and recommends proposed revisions to the Board;

•	Reviews and approves or ratifies transactions and relationships under our Related Party Transaction Policy;

•	Reviews proposals by stockholders in connection with the annual meeting of stockholders and makes recommendations to the Board for action on such proposals;

•	Makes recommendations to the Board regarding the size and composition of the Board;

•	Oversees the orientation program for new directors and the continuing education program for existing directors;

•	Consists solely of independent directors; and

•	Has the authority to hire independent counsel and other advisors.

Public Affairs Committee

The Public Affairs Committee:

•

Reviews, identifies and brings to the attention of the Board political, social, legal and environmental trends and issues that may have an impact on our business, operations, financial performance or public image;

•	Reviews our policies and practices in the areas of political, legal, environmental and social responsibility and recommends to the Board such policies and practices including those involving:

•	environmental protection;

•	health and safety of employees;

•	ethics and compliance;

•	export control;

•	regulatory compliance (except financial matters and certain governance matters);

•	charitable contributions and community relations;

•	government relations, legislative policy and government consultants; and
•	crisis management and emergency preparedness.

•	Reviews, monitors and makes recommendations to the Board on corporate policies and practices that relate to public policy; and

•	Has the authority to hire independent counsel and other advisors.

Executive Committee

The Executive Committee is empowered to act for the full Board during intervals between Board meetings, with the exception of certain matters that by law may not be delegated. The Executive Committee did not meet in 2007.

Compensation Committee Interlocks and Insider Participation

The members of our Management Development and Compensation Committee during 2007 were Barbara M. Barrett, Vernon E. Clark, Frederic M. Poses, and William R. Spivey. None of these members is or has ever been an officer or employee of the Company. To our knowledge, there were no other relationships involving members of the Management Development and Compensation Committee or our other directors which require disclosure in this proxy statement as a Compensation Committee interlock.

DIRECTOR COMPENSATION

Name	Fees Earned or Paid in Cash(1) ($)		Stock Awards(2) ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)		Total ($)
Barbara Barrett	$88,084		$95,492	—	—	—	$5,000	(3)	$188,576
Vernon Clark	$101,084		$95,492	—	—	—	$5,000	(3)	$201,576
Ferdinand Colloredo-Mansfeld(4)	$45,500		$30,073	—	—	—	—		$75,573
John Deutch	$90,668		$95,492	—	—	—	—		$186,160
Frederic Poses	$93,584		$95,492	—	—	—	$5,000	(3)	$194,076
Michael Ruettgers	$98,084		$131,482	—	—	—	—		$229,566
Ronald Skates	$106,668	(5)	$95,492	—	—	—	—		$202,160
William Spivey	$95,668		$95,492	—	—	—	—		$191,160
Linda Stuntz	$98,168		$95,492	—	—	—	—		$193,660

(1)	Consists of the amounts described below:

Director	Role	Basic Annual Retainer ($)	Supplemental Annual Retainer ($)	Meeting Fees ($)
Barbara Barrett	Director	$62,084	—	$26,000
Vernon Clark	Director	$62,084	—	$39,000
Ferdinand Colloredo-Mansfeld	Director (partial year)	$30,000	—	$15,500
John Deutch	Chair, Governance Committee	$62,084	$7,084	$21,500
Frederic Poses	Director	$62,084	—	$31,500
Michael Ruettgers	Lead Director	$62,084	$24,000	$12,000
Ronald Skates	Chair, Audit Committee	$62,084	$17,084	$27,500
William Spivey	Chair, MDCC	$62,084	$7,084	$26,500
Linda Stuntz	Chair, Public Affairs Committee	$62,084	$7,084	$29,000

(2)	These amounts represent the aggregate expense recognized for financial statement reporting purposes in 2007, disregarding for this purpose the estimate of forfeitures related to service-based vesting conditions, in accordance with Statement of Financial Accounting Standards No. 123 (revised 2004) Share-Based Payment (FAS 123R) for restricted stock awards granted to the directors. The FAS 123R expense for the restricted stock awards is based solely on the stock price on the date of grant and is recognized over the vesting period. The awards for which expense is shown in this table include the awards described below, which were granted in 2007, as well as awards granted in 2006 for which we continued to recognize expense in 2007.

The aggregate numbers of shares of restricted stock held by each director as of December 31, 2007 were as follows:

Director	Restricted Stock (#)	Options (#)
Barbara Barrett	1,872	—
Vernon Clark	1,872	—
Ferdinand Colloredo-Mansfeld	—	—
John Deutch	1,872	—
Frederic Poses	1,872	—
Michael Ruettgers	2,548	—
Ronald Skates	1,872	—
William Spivey	1,872	—
Linda Stuntz	1,872	—

The following table shows the shares of restricted stock awarded to each director during 2007, and the aggregate grant date fair value for each award.

Director	Grant Date	All Stock Awards: Number of Shares of Stock or Units(#)	Full Grant Date Value of Award($)
Barbara Barrett	5/2/07 7/25/07	1,672 200	$ $	89,001 11,030
Vernon Clark	5/2/07 7/25/07	1,672 200	$ $	89,001 11,030
Ferdinand Colloredo-Mansfeld	— —	— —		— —
John Deutch	5/2/07 7/25/07	1,672 200	$ $	89,001 11,030
Frederic Poses	5/2/07 7/25/07	1,672 200	$ $	89,001 11,030
Michael Ruettgers	5/2/07 7/25/07	2,348 200	$ $	124,984 11,030
Ronald Skates	5/2/07 7/25/07	1,672 200	$ $	89,001 11,030
William Spivey	5/2/07 7/25/07	1,672 200	$ $	89,001 11,030
Linda Stuntz	5/2/07 7/25/07	1,672 200	$ $	89,001 11,030

(3)	Represents Raytheon contributions under our matching gift and charitable awards program, which is available to all employees.
(4)	In May 2007, Mr. Colloredo-Mansfeld retired from the Board. Upon his retirement from the Board, Mr. Colloredo-Mansfeld had accrued a total value of $463,310 in our Deferred Compensation Plans. Such deferred amounts included $339,772 which represented the fair market value on May 16, 2007 of 6,255 shares of vested stock that had been deferred, and a cash balance of $123,538 representing the total Board/Committee retainer and meeting fees that had also been earned and deferred under our Deferred Compensation Plans.
(5)	Mr. Skates elected to receive $79,168 of this amount in the form of our common stock.

Elements of Director Compensation

The principal features of the compensation received by our non-employee directors for 2007 are described below. In July 2007, the Board approved an increase to most of the annual cash retainers and to the annual grant of restricted stock to keep our non-employee director compensation in line with our peer groups.

Annual Retainers.    All of our non-employee directors are paid an annual Board cash retainer and some of them also are paid supplemental annual cash retainers. The Management Development and Compensation Committee has approved a policy whereby a director may annually elect to receive Company stock of equivalent value in lieu of cash retainer payments. We pay the retainers quarterly.

In July 2007, the Board of Directors increased the annual retainers as set forth in the table below.

Annual Retainer	Pre-July 2007	Post-July 2007
Board of Directors	$60,000	$65,000
Lead Director	$24,000	$24,000
Governance and Nominating Committee Chair	$5,000	$10,000
Audit Committee Chair	$15,000	$20,000
Management Development and Compensation Committee Chair	$5,000	$10,000
Public Affairs Committee Chair	$5,000	$10,000

Meeting Fees.    Our non-employee directors receive meeting fees as follows:

•	$ 1,500 for each Board or committee meeting; and

•	$ 500 for each telephonic Board or committee meeting.

Equity Awards.    Each non-employee director also receives an annual grant of restricted stock. These grants were made under the 1997 Nonemployee Directors Restricted Stock Plan and are entitled to full dividend and voting rights. Unless otherwise provided by the Board, the restricted stock vests (becomes non-forfeitable) on the date of the annual meeting of stockholders in the calendar year following the year of grant, or upon the earlier occurrence of the director’s termination as a director after a change in control of Raytheon or the director’s death. Upon a director’s termination of service on the Board for any other reason, his or her restricted stock award will be forfeited to Raytheon. Regardless of the vesting date, the shares will remain subject to transfer restriction for at least six months after the grant date. In May 2007, each non-employee director was awarded $89,000 of restricted stock ($125,000 in the case of the lead director). Subsequently, in July 2007, the Board approved an additional grant of $11,000 of restricted stock for each non-employee director.

Benefits.    We reimburse our non-employee directors for actual expenses incurred in the performance of their service as directors, including attendance at director education programs sponsored by educational and other institutions. We also maintain a general insurance policy which provides non-employee directors with up to $100,000 per incident in travel accident insurance when on Raytheon business. In addition, all directors are eligible to participate in our matching gift and charitable awards program available to all employees. We match gifts up to $5,000 per donor per calendar year.

Pursuant to our Deferred Compensation Plan, directors may defer receipt of their annual retainer and/or meeting fees until retirement from the Board. Directors also may elect to receive their cash retainer in shares of our common stock which can be received currently or deferred.

ELECTION OF DIRECTORS

(Item No. 1 on the proxy card)

The Board is subject to annual election by stockholders. The Board has nominated Barbara M. Barrett, Vernon E. Clark, John M. Deutch, Frederic M. Poses, Michael C. Ruettgers, Ronald L. Skates, William R. Spivey, Linda G. Stuntz and William H. Swanson to serve one-year terms that expire at the 2009 annual meeting of stockholders.

We have included below the principal occupation and other information about the nominees. If elected, the nominees will continue in office until their successors have been duly elected and qualified, or until the earlier of their death, resignation or retirement.

We expect each of the nominees to be able to serve if elected. If any of these persons is unable to serve or for good cause will not serve, the proxies may be voted for a substitute nominee designated by the Board.

Nominees for Election

BARBARA M. BARRETT

•	Director of the Company since 1999.

•	International business and aviation attorney, 1978 – present.

•	Monfort Professor-in-Residence Lecturer, Colorado State University, 2006 – present.

•	Chairman, U.S. Advisory Commission on Public Diplomacy, 2003 – present.

•	Fellow at the Institute of Politics at Harvard University in 1999; current member of the Senior Advisory Board.

•

Former President and Chief Executive Officer of the American Management Association; former Deputy Administrator of the Federal Aviation Administration; and former Vice Chairman of the Civil Aeronautics Board.

•	Past Chairman, Board of Trustees of Thunderbird, The Garvin School of International Management.

•	Director: Exponent, Inc. (multidisciplinary scientific and engineering firm).

•	Affiliations: The Smithsonian Institution, Mayo Clinic, The Space Foundation, Horatio Alger Association and Aerospace Corporation.

•	Age 57.

VERNON E. CLARK

•	Director of the Company since 2005.

•	Chief of Naval Operations from July 2000 to July 2005 (retired from the United States Navy in September 2005).

•	37-year career in the United States Navy, serving in various positions of increasing responsibility; began as a lieutenant of a patrol gunboat and concluded as the Chief of Naval Operations.

•	Director: Rolls Royce North America (aerospace, marine and energy-related manufacturer) and Horizon Lines, Inc. (ocean shipping and integrated logistics company).

•	Member of Board of Trustees of Regent University.

•	Member of the Defense Policy Board.

•	Age 63.

JOHN M. DEUTCH

•	Director of the Company since 1998.

•	Institute Professor at the Massachusetts Institute of Technology since 1990.

•	Director of Central Intelligence from 1995 to 1996.

•	Deputy Secretary of Defense from 1994 to 1995.

•	Undersecretary of Defense, Acquisition and Technology from 1993 to 1994.

•	Provost (from 1985 to 1990), Dean of Science (from 1981 to 1988) and Chairman of the Department of Chemistry (from 1982 to 1985) of the Massachusetts Institute of Technology.

•	Director: Cheniere Energy, Inc. (liquefied natural gas receiving company); Citigroup Inc. (financial services company); and Cummins Engine Company, Inc. (provider of engines and related technologies).

•	Affiliations: Museum of Fine Arts Boston; Resources for the Future; Center for American Progress.

•	Age 69.

FREDERIC M. POSES

•	Director of the Company since 2000.

•	Chairman and Chief Executive Officer of Trane, Inc. (air conditioning systems, services and solutions provider) since January 1, 2000.

•	President and Chief Operating Officer of AlliedSignal, Inc. from 1998 to December 31, 1999.

•	30-year business career at AlliedSignal, starting as a financial analyst in 1969 and serving in various capacities including President of the Engineered Materials business beginning in April 1988.

•

Director: Trane, Inc.; Centex Corporation (home building company); non-executive Chairman of the Board of Tyco Electronics, Inc. (manufacturer and provider of an array of products including electronics and telecommunications).

•	Affiliations: National Center for Learning Disabilities; 92nd Street Y (NYC).

•	Trustee: Duke University School of Engineering; Eagle Hill School.

•	Age 65.

MICHAEL C. RUETTGERS

•	Director of the Company since 2000.

•	Chairman of EMC Corporation (data storage and management products and services provider) from January 2004 to December 2005.

•

Executive Chairman (from January 2001 to January 2004) and Chief Executive Officer (from January 1992 to January 2001) of EMC Corporation; held a variety of senior executive positions at EMC Corporation from 1988 to 1992.

•	Non-executive Chairman of the Board of Wolfson Microelectronics plc (manufacturer of semiconductor chips used in audio, video and imaging applications).

•	Trustee: Lahey Clinic.

•	Age 65.

RONALD L. SKATES

•	Director of the Company since 2003.

•	Private investor since 1999.

•

President and Chief Executive Officer of Data General Corporation (data storage and enterprise solutions supplier) from 1989 to 1999; held other positions at Data General Corporation from 1986 to 1989.

•	Partner at Price Waterhouse (now PricewaterhouseCoopers LLP) from 1976 to 1986.

•	Director: State Street Corporation (financial services company) and Courier Corporation (book manufacturer and specialty publisher).

•	Trustee Emeritus: Massachusetts General Hospital.

•	Age 66.

WILLIAM R. SPIVEY

•	Director of the Company since 1999.

•	Retired President and Chief Executive Officer of Luminent, Inc. (fiber-optic transmission products provider).

•	President and Chief Executive Officer of Luminent, Inc. from July 2000 to September 2001.

•	Group President, Network Products Group, Lucent Technologies Inc. from October 1997 to July 2000.

•	Vice President, Systems & Components Group, AT&T Corporation from 1994 to October 1997.

•	Group Vice President and President, Tektronix Development Company, Tektronix, Inc. from 1991 to 1994.

•

Director: Cascade Microtech, Inc. (advanced wafer probing solutions provider); Novellus Systems, Inc. (advanced process equipment provider); The Laird Group, PLC (electronics and security systems provider); ADC Telecommunications, Inc. (supplier of network infrastructure products and services).

•	Age 61.

LINDA G. STUNTZ

•	Director of the Company since 2004.

•	Partner in the law firm of Stuntz, Davis & Staffier, P.C. since February 1995.

•	Partner in the law firm of Van Ness Feldman from March 1993 to February 1995.

•	Deputy Secretary of, and held senior policy positions in, the United States Department of Energy from 1989 to 1993.

•	Associate Minority Counsel and Minority Counsel to the U.S. House of Representatives Energy and Commerce Committee from 1981 to 1987.

•	Director: Schlumberger Ltd. (oilfield services company).

•	Age 53.

WILLIAM H. SWANSON

•	Chairman of the Board since 2004.

•	Director and Chief Executive Officer of the Company since July 2003.

•	President of the Company from July 2002 to May 2004.

•	Executive Vice President of the Company and President of Electronic Systems from January 2000 to July 2002.

•	Executive Vice President of the Company and Chairman and Chief Executive Officer of Raytheon Systems Company from January 1998 to January 2000.

•	35-year business career at the Company including a wide range of leadership positions.

•

Director: Sprint Nextel Corporation (wireless and wireline communications services provider). (Mr. Swanson has chosen not to stand for reelection upon the expiration of his current term at the time of the Sprint Nextel annual meeting on May 13, 2008.)

•	Regent: Pepperdine University.

•	Age 59.

STOCK OWNERSHIP

Five Percent Stockholders

The following table lists those persons or groups (based solely on our examination of Schedule 13Gs filed with the SEC or furnished to us) who are beneficial owners of more than 5% of our common stock as of December 31, 2007.

Name and Address of Beneficial Owner	Common Stock	Percent of Class
FMR LLC 82 Devonshire Street, Boston, MA 02109	26,432,934	6.154%

Management and Directors

The following table contains information regarding the beneficial ownership of shares of our common stock as of March 1, 2008 for (a) each director and nominee for director, including our Chief Executive Officer, (b) our Chief Financial Officer and our three most highly compensated executive officers who are not also directors, and (c) the directors, nominees and all executive officers as a group. No individual director or nominee for director or named executive officer beneficially owns 1% or more of the outstanding shares of common stock. The directors and executive officers as a group own less than 1% of the outstanding shares of common stock.

Name	Number of Shares and Nature of Beneficial Ownership
(a)
William H. Swanson	1,564,920	(1)(2)(5)
Barbara M. Barrett	17,079	(3)
Vernon E. Clark	3,805	(3)
John M. Deutch	12,849	(3)
Frederic M. Poses	3,232	(3)
Michael C. Ruettgers	26,045	(3)
Ronald L. Skates	18,819	(3)(4)
William R. Spivey	24,079	(3)
Linda G. Stuntz	8,579	(3)

(b)
David C. Wajsgras	80,729	(5)
Jay B. Stephens	221,591	(1)(2)(5)
Louise L. Francesconi	179,273	(1)(2)(5)
Daniel L. Smith	125,103	(1)(2)(5)

(c)
All directors, nominees for director and executive officers as a group (20 persons)	3,158,912	(1)(2)(3)(4)(5)(6)

(1)	Includes shares which the beneficial owner has the right to acquire upon the exercise of stock options as follows: Mr. Swanson – 879,400; Mr. Stephens – 126,535; Ms. Francesconi – 102,700; Mr. Smith – 30,543; all executive officers as a group – 1,623,351.
(2)	Includes shares indirectly held by the beneficial owner through the Raytheon Savings and Investment Plan and the Raytheon Excess Savings Plan as follows: Mr. Stephens – 83; Ms. Francesconi – 4,712; Mr. Smith – 4,731; all executive officers as a group – 29,248.
(3)	Includes shares of restricted stock issued under the 1997 Nonemployee Directors Restricted Stock Plan over which the beneficial owner has voting power as follows: Ms. Barrett, Ms. Stuntz and Messrs. Clark, Deutch, Poses, Skates and Spivey – 1,872 shares each; and Mr. Ruettgers – 2,548 shares.
(4)	Includes 1,000 shares held in trust as to which Mr. Skates disclaims beneficial ownership.
(5)	Includes shares of restricted stock over which the beneficial owner has voting power as follows: Mr. Swanson – 245,001; Mr. Wajsgras – 78,200; Mr. Stephens – 56,634; Ms. Francesconi – 51,900; Mr. Smith – 44,500; all executive officers and directors as a group – 678,197.
(6)	Includes vested deferred compensation equivalent to 128,250 shares of our common stock attributable to Mr. Swanson.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our directors, executive officers and persons who own more than 10% of a registered class of our equity securities to file reports of holdings and transactions in our common stock with the SEC and the NYSE. Based on our records and other information, we believe that, in 2007, none of our directors, executive officers or 10% stockholders failed to file a required report on time.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

In the paragraphs that follow, we provide an overview and analysis of our compensation program and policies, the material compensation decisions we have made under those programs and policies, and the material factors that we considered in making those decisions. Following this section you will find a series of tables containing specific information about the compensation earned or paid in 2007 to the following individuals, whom we refer to as our named executive officers:

•	our chairman and chief executive officer, William H. Swanson,

•	our senior vice president and chief financial officer, David C. Wajsgras,

•	our senior vice president, general counsel and corporate secretary, Jay B. Stephens,

•	our vice president, and president of our Missile Systems business, Louise L. Francesconi, and

•	our vice president, and president of our Integrated Defense Systems business, Daniel L. Smith.

The discussion below is intended to help you understand the detailed information provided in those tables and put that information into context within our overall compensation program.

Overview

Our Business.    Raytheon Company, together with its subsidiaries, is an industry leader in defense and government electronics, space, information technology and technical services. We design, develop, manufacture, integrate, support and provide a wide range of technologically advanced products, services and solutions for governmental and commercial customers in the United States and abroad. We act as a prime contractor or major subcontractor on numerous defense and related programs for principally governmental customers in the United States and abroad, and currently operate in six business segments and employ 72,000 people worldwide.

Objectives of Our Compensation Program.    From a compensation perspective, our objective is to retain and attract highly-qualified executives, to motivate them to achieve our overall business objectives, to reward performance, and to align the interests of our executives with our shareholders. In order to do this effectively, our program must:

•	provide our executives with total compensation opportunities at levels that are competitive for comparable positions at companies with whom we compete for talent;

•

tie a significant portion of each executive’s compensation to the Company’s performance and his or her individual performance against various pre-established financial, operational and other goals, through variable, at-risk incentive awards;

•

provide awards with both significant upside opportunity for exceptional performance and downside risk for under-performance which can result in differentiated compensation among executives based on their performance; and

•

closely align our executives’ interests with those of our shareholders by making stock-based incentives a core element of our executives’ compensation and requiring that they retain a significant amount of our common stock throughout their tenure with us.

We design our compensation program with a view to retaining and attracting executive leadership of a caliber and level of experience necessary to manage our complex, global businesses effectively. Given the length of our programs, contracts and business cycles, it is especially important for us to retain our executive talent over a number of years to provide continuity of management in a highly competitive industry.

How We Determine and Assess Executive Compensation

Our Board of Directors bears the ultimate responsibility for approving the compensation of our named executive officers. The Management Development and Compensation Committee (MDCC) assists the Board in discharging these responsibilities. Information about the MDCC and its composition, responsibilities and operations can be found on page 9 under the heading “The Board of Directors and Board Committees – Management Development and Compensation Committee.”

Our determinations and assessments of executive compensation are primarily driven by two considerations:

•	market data based on the compensation levels, programs and practices of certain other companies for comparable positions; and

•	company and individual performance in five areas - financial, operational, customer satisfaction, people and “Six Sigma.”

Market Data/Benchmarking

We consider the compensation levels, programs and practices of certain other companies to assist us in setting our executive compensation so that it is market competitive. In 2007, we generally used two peer groups for these purposes:

•

A core peer group, which consists of companies who are either aerospace and defense companies or have substantial aerospace or defense businesses. We compete to varying degrees for business and talent with the companies in this core peer group.

The Boeing Company	General Dynamics Corporation
Goodrich Corporation	Honeywell International, Inc.
L-3 Communications Holdings, Inc.	Lockheed Martin Corporation
Northrop Grumman Corporation	Rockwell Collins, Inc.
Textron Inc.	United Technologies Corporation

•

A broader peer group, comprised of our core peer group and six additional companies from other industries, which we selected on the basis of the comparability of their complexity, operations, revenues, net income and market capitalization to ours.

3M Company	The Boeing Company
Caterpillar Inc.	Emerson Electric Co.
General Dynamics Corporation	Goodrich Corporation
Honeywell International, Inc.	ITT Corporation
Johnson Controls, Inc.	L-3 Communications Holdings, Inc.
Lear Corporation	Lockheed Martin Corporation
Northrop Grumman Corporation	Rockwell Collins, Inc.
Textron Inc.	United Technologies Corporation

For our named executive officers who are business presidents, we also obtain and consider additional market survey data. Accordingly, when we refer to the compensation levels, programs and practices of the core and broader peer group companies, we are also referring to the additional market survey data in the case of our business presidents.

We obtain information on the compensation levels, programs and practices of the companies within the core and broader peer groups annually from market surveys provided by Watson Wyatt Worldwide, an independent compensation consulting firm engaged by the MDCC. The MDCC establishes and evaluates compensation levels for our named executive officers based on size-adjusted market median values, as well as other factors, as discussed below. Watson Wyatt also provides the MDCC a report on peer compensation trends (levels, mix, vehicles and metrics), which is used to help set pay levels and design programs.

The above peer groups are the ones we used for targeting and evaluating the compensation of our top executives for 2007. As our strategy changes and we leverage our capabilities into other markets, we review the peer groups annually to assure that we have the appropriate marketplace focus.

Later in this Compensation Discussion and Analysis, we will identify where we target specific elements of compensation and the total compensation of our named executive officers against our peer companies. Where actual payments fell outside of our targeted parameters, we will explain why that occurred.

Company and Individual Performance

While market competitiveness is important, it is not the only thing we use to determine our compensation levels. To customize our compensation program and recognize company and individual performance and contribution to the enterprise, we regularly review performance in these five areas:

•

Financial – we focus on financial metrics that are good indicators of whether the Company and our businesses are achieving their annual or longer-term business objectives, such as bookings, sales, operating profit, free cash flow and return on invested capital.

•

Operational – we evaluate product development and program execution through the use of tools designed to measure operational efficiencies, such as Integrated Product Development Systems and the Earned Value Management System.

•

Customer satisfaction – we measure customer satisfaction through the use of customer satisfaction surveys, through performance against program cost and schedule indices, through annual customer performance assessment reports and through customer award fees.

•	People – we assess our executives’ development of people, leadership behavior, ethical conduct, employee opinion survey results and the development of an inclusive workforce.

•	“Six Sigma” – we look to see how well the company, a business or an individual has used Raytheon Six Sigma, a continuous process improvement effort designed to reduce costs and improve efficiency.

These five areas, considered collectively, provide a reasonably measurable assessment of executive performance that will build value for our shareholders. As we discuss more fully below, we look to these five areas – to varying degrees – in making most of our executive compensation decisions, from setting base salaries to providing annual and longer-term rewards.

2007 Review of Compensation

Watson Wyatt provided the MDCC with a marketplace assessment of our named executive officers’ 2007 compensation in comparison to compensation for comparable positions within our core and broader peer groups. They looked at the market in terms of

•	base salaries

•	total cash compensation (which includes base salary and annual incentive award)

•	total direct compensation (which includes base salary, annual incentive award and long-term incentive opportunity), and

•	benefits and perquisites.

This assessment showed that:

•

The 2007 base salaries for our named executive officers approximated the 50th percentile of the market, except that the salaries of our chief financial officer and our general counsel were more closely aligned with the 75th percentile.

•	Total cash compensation for our named executive officers, on average, fell between the 50th and 75th percentiles.

•	Total direct compensation for our named executive officers, on average, fell between the 50th and 75th percentiles.

•	Raytheon is generally competitive with peers in terms of the number and types of executive benefits and perquisites provided.

Watson Wyatt also assists the MDCC with a pay-for-performance analysis, which assesses the correlation between our short-term pay (annual incentive award) and short-term performance and our long-term pay and long-term performance relative to the peer groups. Rather than looking at current compensation opportunities (current salary, target annual incentive award and present value of long-term incentives), this analysis focuses on realized or realizable pay in relation to past performance. In 2006 Watson Wyatt concluded that there was close correlation between pay and performance relative to the peer groups. A similar 2007 pay-for-performance assessment will be performed in the second quarter of 2008.

The MDCC also periodically reviews the formulas that determine benefits under our pension and retirement plans and our severance arrangements so that we can be sure that these plans integrate appropriately into our total compensation strategy. We provide benefits under these plans that are comparable to our peer group companies in order to offer employment packages that attract highly-qualified executives to join us and to keep our compensation competitive in order to retain such executives.

Elements of Our Compensation Program

Our executive compensation program consists primarily of the following integrated components: base salary, annual incentive awards, and long-term achievement opportunities (Long-Term Performance Plan and restricted stock awards), which together make up an executive’s total direct compensation in a given year or performance period. The program is rounded out with perquisites and other executive benefits, including retirement and severance benefits.

Mix of Total Compensation

The MDCC, with the assistance of management and its outside consultant, oversees, approves, administers and assesses the effectiveness of all compensation vehicles against the market and our overall compensation philosophy as discussed earlier in this report. The table below describes each element and its link to our compensation objectives.

Compensation Element	Retain and attract highly-qualified executive talent	Incentivize achievement of our overall business objectives	Differentiate rewards based on individual performance	Incentivize and reward long-term performance in alignment with stockholders’ interest
Base Pay	X
Annual Incentive Plan (RBI)	X	X	X
Performance-Based Restricted Stock Units (LTPP)	X	X		X
Time-Based Restricted Shares	X			X
Benefits, Perquisites, and Other Compensation, including severance and change-in-control arrangements	X

The following charts illustrate the percentage of total target compensation for our CEO and our other named executive officers on average, respectively. These percentages represent the target levels for each element approved for fiscal 2007.

Allocation of Total Direct Compensation

Each year, the MDCC, as a part of its benchmarking exercise, conducts a review of the relative mix of our compensation components to those of our peer companies. Specifically, we review the total direct compensation opportunity (i.e., the sum of salary, target annual and target long-term incentives) in the following categories:

•	Fixed versus variable

•	Short-term versus long-term

•	Cash versus equity-based

Just as our stockholders put their money at risk when they invest in our company, a significant portion of our executives’ compensation is at risk, and that risk increases with the executive’s level of responsibility. We also balance the short and long-term focus of our executives and align their interests with those of our stockholders by making sure that a good portion of their compensation is payable in stock. In addition, to reinforce the foregoing, we require our executive officers to own a meaningful amount of our stock. See page 27 for a discussion of our stock ownership guidelines.

With these considerations in mind, the allocations that applied with respect to fiscal year 2007 appear in the charts below.1

CEO
Fixed 9% (Base Salary)	Variable 91% (RBI + Long-Term Incentive Value)
Short-term 27% (Base Salary + RBI)	Long-term 73% (Long-Term Incentive Value)
Cash 27% (Base Salary + RBI)	Equity-Based 73% (Long-Term Incentive Value)

Other Named Executive Officers (Since the compensation of other four named executive officers varies, we have used the average values of the above categories)
Fixed 18% (Base Salary)	Variable 82% (RBI + Long-Term Incentive Value)
Short-term 36% (Base Salary + RBI)	Long-term 64% (Long-Term Incentive Value)
Cash 36% (Base Salary + RBI)	Equity-Based 64% (Long-Term Incentive Value)

(1) Total direct compensation opportunity does not include perquisites and other executive benefits, including retirement and severance benefits. As a result, the percentages above may vary slightly from the percentages set forth in the pay mix charts on page 21.

According to an analysis by Watson Wyatt, these weightings were in line with what the companies in our peer groups provided their executives in comparable positions. The differences between the allocation for our CEO and the average allocation for the other named executive officers is primarily the result of the allocation practices in our peer group. Furthermore, because a named executive officer’s compensation is largely targeted to the compensation levels of persons with similar duties at our peer group companies, the MDCC does not establish any fixed relationship between the compensation of the CEO and that of any other named executive officer. The differences between the CEO’s compensation and the compensation of the other named executive officers are largely driven by the competitive market as such differences are consistent with the differences exhibited by others in our peer group.

Base Salary

Base salary is the one fixed component of our executives’ total direct compensation, in contrast to annual and long-term compensation which is at risk based on performance, stock price variations or both. The MDCC reviews the base salaries of our executive officers annually and whenever an executive is promoted. Our CEO makes salary recommendations to the MDCC with respect to executive officers other than himself. To maintain competitive levels, we target our named executive officers’ base salaries at the median of both the broader peer group and core peer group salaries for that position. However, we also consider:

•	the executive’s experience for the position,

•	his or her personal contribution to the financial and operational performance of the company and its businesses, and

•	his or her contribution in the areas of operational improvements, customer satisfaction, effective management of human resources, and Six Sigma.

These other factors could cause any one executive officer’s base salary to be above or below the market median for his or her comparable position. Annual merit-based salary increases are an integral part of the annual performance management process and are used to reward and reinforce desired behaviors and outcomes.

Based on the MDCC’s review of marketplace comparables and the foregoing individual factors, base salaries for 2007 for our named executive officers other than Mr. Smith were increased by an average of approximately 5% over 2006 levels. Mr. Smith’s salary was increased by approximately 12% in 2007, bringing his salary closer to the median of the market for his position and reflecting the strong performance of our Integrated Defense Systems business.

The 2007 base salaries for most of our named executive officers approximated the market median. However, the base salaries of Mr. Stephens and Mr. Wajsgras more closely approximated the 75th percentile of the peer groups, reflecting their prior professional experiences.

Annual Incentives

Annual incentive awards provide a direct link between executive compensation and the achievement of financial, operational and individual goals over a one-year period. Unlike base salary, which is fixed, our executives’ annual incentive award is at risk based on how well the company and the executive perform.

We award annual incentives under our Results Based Incentive (RBI) Plan to focus our executive officers on attaining pre-established annual performance goals. The RBI incentive for our named executive officers is variable in two respects.

•	First, the funding of an overall RBI incentive pool is dependent on the company’s success in achieving specified financial performance goals, as described below.

•

Second, the size of the executive’s incentive payout from the funded pool depends on his or her performance against pre-established individual performance objectives, which can be below target or, for exceptional individual performance, as much as 200% of target.

Target Opportunities.    We generally set the target RBI amount for each executive at the median of our peer groups’ annual cash incentives for employees in similar positions. In order to encourage and reward extraordinary performance, our RBI awards are structured so that the actual payout under an executive officer’s award can approach or exceed the 75th percentile if such executive exceeds his or her individual performance objectives.

We use the target awards to determine the overall funding of the RBI incentive pool, as described below, but the targets are not entirely determinative of what any one participant’s actual RBI incentive payout will be.

Funding the RBI Pool.    The pool of available funds to pay our RBI awards is based on the extent to which the company and our businesses meet or exceed predetermined goals under selected financial metrics, which are set by the MDCC prior to the beginning of the performance year. The MDCC selected the following financial metrics at the total company and business segment levels, each equally weighted, for purposes of funding an overall pool under the RBI plan for 2007:

•	Bookings – a forward-looking metric that measures the value of new contracts awarded to us during the year and an indicator of potential future growth.

•	Net Sales – a growth metric that measures our revenue for the current year.

•	Free Cash Flow (FCF) – a measure of the cash that is generated in a given year that we can use to make strategic investments to grow our businesses or return to our shareholders.

•	Operating Profit from Continuing Operations – a measure of our profit for the year, before interest and taxes.

•	Return on Invested Capital (ROIC) – a measure of the efficiency and effectiveness of our use of capital.

Net Sales and Operating Profit from Continuing Operations are financial measures under generally accepted accounting principles (GAAP) and, together with Bookings, are disclosed in our periodic filings with the SEC. The remaining two metrics, ROIC and FCF, are non-GAAP financial measures and are calculated as follows:

•

ROIC is (a) (i) income from continuing operations plus (ii) after-tax net interest expense plus (iii) one-third of operating lease expense after-tax (estimate of interest portion of operating lease expense) divided by (b) average invested capital after capitalizing operating leases (operating lease expense times a multiplier of 8), adding financial guarantees less net investment in discontinued operations, and adding back the cumulative minimum pension liability/impact of adopting FAS 158, and excluding other similar non-operational items.

•	FCF is operating cash flow less capital expenditures and internal software spending.

Considered in the aggregate, these five metrics are strong indicators of our overall performance and our ability to create stockholder value. These measures are balanced among long-term and short-term performance, growth and efficiency and are aligned with our business strategies. For example, we continue to focus on growing our business in core defense and adjacent markets, both domestic and international, and our success in this area should be reflected in our bookings in the shorter term and net sales in the longer term. In addition to growing our business, we maintain a strong focus on program execution and the prudent management of capital and investments in order to maximize operating profit, cash and continue to improve ROIC.

A total company RBI funding percentage is determined based on the overall performance of the Company against each of these financial metrics. The RBI payouts to all of our named executive officers, including those who are leaders of individual businesses, are based on the total company RBI funding percentage. At the beginning of 2008, the MDCC determined the total company RBI funding percentage for 2007 by averaging the performance achievement percentages for each of these financial metrics, as shown below.

RBI Funding
Bookings	119.3%
Net Sales	100.0%
Free Cash Flow	130.6%
Profit from Continuing Operations	113.9%
ROIC	139.7%
Overall Funding Level %	120.7%

In addition to the five financial metrics, the MDCC has given our CEO the authority to increase or decrease funding of the RBI pool based on an assessment of a business’ performance on criteria such as customer satisfaction, growth, people and productivity.

The RBI financial metric targets for a performance year are based on our annual operating plan for that year. The annual operating plan represents management’s view of the potential performance of the Company as a whole and its individual businesses for the coming year based on identified challenges, risks and opportunities. The annual plan is built using a rigorous “bottoms up” approach. Each business’ proposed plan is carefully considered and scrutinized by management through multiple reviews. Often management requires the businesses to increase or “stretch” their plan financial targets and incorporate other changes. This process culminates with a Board review of each business’ annual plan during which the Board assesses the credibility of the plan. Based on the final annual plans of the businesses, management prepares the Company’s annual operating plan, which is also reviewed and approved by the Board of Directors.

In four of the last five years, the total company funding level for the RBI incentive pool has exceeded 100%, with a low of 97.6% in 2003 and a high of 120.7% in 2007. This consistently higher-than-target funding level is a function of our outstanding financial performance over that period, including strong revenue and bookings growth, a much improved balance sheet, a significantly reduced debt level that is less than our cash and cash equivalent balance, and robust cash generation. In addition, we advanced our strategy of focusing our core defense markets by divesting certain non-core assets, including our Raytheon Aircraft business, and used the sale proceeds to repurchase our stock, retire debt and invest in our core businesses. Our performance during this period is also reflected in our stock price, which increased over 97% from January 1, 2003 to December 31, 2007, and our market capitalization, which increased from approximately $13 billion to $26 billion. Our 2007 total company funding level also reflects our strong performance for the year. For example, during 2007, we won several key long-term contracts which resulted in record levels of bookings and backlog, and grew sales and operating profit.

Individual Performance Objectives.    Individual performance is directly reflected in what each executive receives as an RBI award. While combined company and individual business performance drives funding of the overall RBI pool, individual RBI awards reflect an assessment of an executive’s contribution to our achievement of the financial performance goals, plus his or her achievement of individual performance objectives. If an executive under-performs in relationship to his or her objectives, the RBI award could fall below the funded target level or even be zero if threshold performance is not achieved. On the other hand, an executive who exceeds his or her performance objectives could receive up to 200% of target.

Individual performance objectives are established annually in writing for top executives and include primarily quantifiable objectives with some subjective measures also included. In the case of our CEO, at the beginning of a review period, the MDCC recommends, and the full Board approves, a statement of the CEO’s objectives. When the CEO’s annual evaluation is to commence, our CEO provides to the MDCC a written self-appraisal, assessing his performance against these objectives. The self-appraisal is discussed with the CEO and then distributed to all of the independent directors for their input. The Lead Director and the Chair of the MDCC discuss the preliminary evaluation with the independent directors, who then evaluate and write their own assessment of the CEO’s performance both as CEO and Chairman. The Lead Director and the Chair of the MDCC then meet with the CEO and provide performance feedback directly to him. Based on this evaluation, the MDCC recommends, and the full Board approves, the CEO’s RBI award.

A similar process is followed for the named executive officers other than the CEO. In the case of the other executive officers, our CEO provides input to the MDCC both with regard to the establishment of performance objectives and the determination of success in meeting those objectives.

Examples of individual performance objectives for our named executive officers for 2007 include:

•	financial objectives within the individual’s business or functional area,

•	successfully managing human resources and developing a stronger organization within the individual’s business or functional area,

•	improving employee opinion survey results,

•	achieving exemplary regulatory compliance,

•	demonstrating effective leadership behaviors, and

•	leveraging diversity efforts as a competitive advantage.

This individual assessment promotes accountability for each executive’s performance and helps differentiate our executives’ compensation based on performance. Thus, while the target incentive award for each executive is set with reference to the marketplace median for his or her position, in order to encourage and reward extraordinary performance, our RBI awards are structured so that the actual payout under an executive officer’s award can approach or exceed the 75th percentile if such executive exceeds his or her individual performance objectives.

Apart from the one exception noted below in this paragraph, in 2007 our named executive officers performed against their individual objectives in accordance with our high expectations and, accordingly, their individual performances did not result in RBI awards that differed materially from their funded RBI target levels. Mr. Smith’s 2007 RBI award was approximately 6% greater than his funded RBI target level, bringing his annual incentive closer to the median of the market for his position and reflecting the strong performance of our Integrated Defense Systems business.

At the end of the year, our CEO recommends to the MDCC the RBI awards for our executive officers other than himself. The full Board of Directors approves all of our named executive officers’ annual RBI awards, based on a recommendation from the MDCC. The Grants of Plan-Based Awards table on page 35 shows the threshold, target and maximum RBI awards that each of our named executive officers was eligible to receive in 2007. Their actual RBI awards earned in 2007 are shown in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table on page 31. The actual 2007 RBI payments to our named executive officers, on average, fell between the 50th and 75th percentiles of the peer groups. This is consistent with our RBI structure which contemplates an executive’s actual payout approaching or exceeding the 75th percentile based on individual performance.

Long-Term Incentives

Our long-term incentive opportunities reward company leaders and assist with the retention of these leaders. By aligning financial rewards with the economic interests of our stockholders, leaders are encouraged to work toward achieving our long-term strategic objectives. Our named executive officers receive long-term incentive awards in the form of performance-vesting restricted stock units pursuant to our Long-Term Performance Plan (LTPP), and restricted stock awards that vest on a specified time schedule. While we do not follow a formula allocation as between the two forms of long-term incentives, we more heavily weight the performance-based awards under the LTPP.

We target our named executive officers’ long-term incentives, on average, between the 50th and 75th percentiles of our peer groups’ long-term incentives for employees in similar positions. The Grants of Plan-Based Awards table on page 35 shows the LTPP and restricted stock awards that were granted to each of our named executive officers in 2007.

LTPP.    We award performance-based restricted stock units pursuant to the LTPP under our 2001 Stock Plan to encourage both retention and targeted performance. The LTPP provides awards of restricted stock units that vest when specific pre-established levels of company performance are achieved over a three-year performance cycle. Stock units may be settled in our common stock or in cash, at the discretion of the MDCC. The LTPP awards are granted annually in over-lapping three year cycles, which provides continuity of opportunity and marketplace consistency.

The performance goals for the four most recent performance cycles, which are independent of each other, are based on the following weighted metrics:

Performance Cycle	ROIC	CFCF	TSR	Total
2008 – 2010	50%	25%	25%	100%
2007 – 2009	50%	25%	25%	100%
2006 – 2008	25%	50%	25%	100%
2005 – 2007	—	50%	50%	100%

In each case, the goals are independent and additive, which means that if we miss the threshold performance as to one measure, no credit would apply to that element, but could be made up for by above-target performance in another area.

•

Return on Invested Capital (ROIC) measures how efficiently and effectively we use capital. The calculation of ROIC is essentially the same as the calculation described above under the discussion of the RBI plan.

•

Cumulative Free Cash Flow (CFCF) measures, on a cumulative basis, the cash that is generated over the three-year performance cycle, which we can use to make strategic investments to grow our businesses or return to our stockholders.

•

Total Shareholder Return (TSR) compares our stock price appreciation, including reinvested dividends, over the performance period to our peers’ stock performance over the same period, and provides a percentage ranking.

We selected these three non-GAAP financial performance measures because they are good indicators of the company’s overall performance and lead to the creation of long-term value for our stockholders. They also reflect input from our investors. In particular, CFCF is a useful measure because our ability to efficiently generate cash will continue to be critical to our ability to fund our operations, grow our business and manage our debt levels, and, going forward, will be useful in the development of technology and making acquisitions to meet our strategic objectives.

Comparative TSR is a good measure that incentivizes our executives to outperform our peers in creating stockholder value, and does not reward for general up-swings in the stock market. We use the core peer group rather than the broader peer group for this comparison because the TSR of our peer aerospace and defense companies is more relevant to our performance. The non-defense companies in the broader peer group may be impacted differently by economic and market factors that may be less relevant to aerospace and defense companies.

In setting the performance levels for each of these metrics in the LTPP, we start with our five–year strategic plan. The five-year plan represents management’s long-term view of the potential performance of the Company for such period based on identified future challenges, risks and opportunities, and is reviewed and approved by the Board of Directors. We take the three relevant years within the five-year strategic plan and derive a three-year set of financial targets. This set of targets is reviewed by the MDCC and is used for setting the three-year LTPP target performance metrics. The LTPP targets are established at the beginning of each three-year cycle when the performance results are substantially uncertain. We do not make changes in the LTPP targets as our business projections are revised in subsequent years.

For the 2005-2007 award cycle, our TSR ranked 8th within our core peer group (a total of 11 companies including ourselves), resulting in zero percent funding for the metric. Our CFCF was $12.73 per share. Based on the pre-established CFCF performance levels and corresponding funding percentages, including a target of $9.15 per share and a maximum level of $12.47 per share, this performance resulted in 200% funding for the metric. This combined level of performance on TSR and CFCF resulted in 100% of the target award for 2005-2007 being earned and paid out in shares of common stock.

From an historical performance perspective, we began the LTPP program in 2004 so the 2005-2007 and 2004-2006 LTPP cycles are the only completed performance cycles to date. For the 2004-2006 cycle, the LTPP awards were paid out at 175% of target due to strong cash flows and a TSR ranking of 4th within our core peer group. Given that the LTPP financial metric targets are long-term estimates of potential Company performance, it is difficult to accurately predict whether they will be met as the Company’s performance during the period will be impacted by a wide range of known and unknown factors, including geo-political events, macroeconomic conditions and other matters beyond our control. As noted in our discussion of our RBI financial metrics, we have delivered outstanding financial performance since the inception of the LTPP program. With respect to our TSR ranking, the stock performance of our peer companies has been highly volatile during this period as well, with the peer companies with significant commercial businesses benefiting from the strong valuations of such commercial businesses during this period. As a result of these factors, it is too early to tell how our future financial performance will affect LTPP awards for the 2006-2008, 2007-2009, and 2008-2010 performance cycles.

Restricted Stock.    Restricted stock awards with time-based vesting schedules provide a strong retentive complement to the LTPP, while still keeping focus on creating stockholder value. Restricted stock awards also encourage executive officers to manage the company from the perspective of an owner with an equity stake in our business. Restricted stock awards granted to our named executive officers in 2007 vest in three tranches on each of the second, third and fourth anniversaries of the grant date, provided the executive is then still employed by us. The two-year vesting period for the first tranche and the four-year vesting period for the entire award are effective ways to promote retention of our executives.

Stock Ownership Guidelines

As a way to reinforce a culture and expectation of long-term share ownership, we have implemented stock ownership guidelines for our executive officers. These guidelines are designed to ensure sustained, meaningful executive share ownership, align executive long-term interests with stockholder interests, and demonstrate our officers’ commitment to enhancing long-term stockholder value. Our CEO is required to own shares of stock with a market value of at least five times his annual base salary, and our other named executive officers are required to own shares of stock with a market value of three times their annual base salaries. For our other officers, the ownership requirements range from one to three times their annual base salaries. Officers are required to meet the applicable target ownership threshold within five years. Attainment of these ownership levels are reviewed regularly by the MDCC. As of December 31, 2007, each of our named executive officers had met or exceeded his or her stock ownership requirements.

Perquisites and Other Executive Benefits

While a relatively small portion of an executive’s total direct compensation opportunity, perquisites and other executive benefits are important to ensure competitiveness at the senior leadership level. Access to quality health care and other welfare benefits protect all employees and their families’ health and well-being. In addition, under our executive perquisite policy, we provide our executive officers a car allowance or company-leased car, financial planning services and life insurance coverage benefits. We also provide other perquisites to certain executives in limited circumstances due to our security and personal safety requirements. Individually and in the aggregate, the perquisites we provide to our named executive officers are comparable in scope and dollar value to those provided by the companies in our peer groups, particularly in the core peer group of aerospace and defense companies, and, as a result, are appropriate to ensure that our executive compensation remains competitive.

For information on the incremental cost of these perquisites and other personal benefits, see footnote 6 to the Summary Compensation Table beginning on page 31.

Retirement Benefits and Deferred Compensation

Retirement Benefits.    Retirement benefits also fulfill an important role within our overall executive compensation objective because they provide a financial security component which promotes retention. Our retirement program, including the amount of benefit, is comparable to those offered by the companies in our peer groups and, as a result, are needed to ensure that our executive compensation remains competitive.

We maintain the following broad-based retirement plans in which our named executive officers are eligible to participate, along with a substantial majority of our employees:

•	the Raytheon Savings and Investment Plan, a tax-qualified defined contribution retirement plan (401(k) plan),

•

the Raytheon Company Pension Plan for Salaried Employees, a tax-qualified, non-contributory defined benefit pension plan that covers most of our salaried employees and executive officers, including Messrs. Swanson, Wajsgras and Stephens, and

•

the Raytheon Non-Bargaining Retirement Plan, a tax-qualified contributory pension plan that covers people who became Raytheon employees when we merged with Hughes Aircraft in 1997, including Ms. Francesconi (who is covered under the contributory part of the plan) and Mr. Smith (who is covered under the non-contributory part).

In addition, in 2007 we maintained the following excess benefit plans for employees who qualified, including our named executive officers:

•

The Raytheon Excess Savings Plan, a nonqualified excess savings plan which provides benefits that would have been provided to a participant under the tax-qualified savings and investment plan but for compensation limits imposed under the U.S. Internal Revenue Code. This plan was frozen in 2008 in order to comply with Internal Revenue Code Section 409A.

•

The Raytheon Excess Pension Plan, a nonqualified excess pension plan which provides benefits that would have been provided to a participant under the tax-qualified pension plan but for compensation limits imposed under the U.S. Internal Revenue Code.

Certain senior executives, including our named executive officers, are also eligible to participate in the Raytheon Company Supplemental Executive Retirement Plan (SERP). The SERP is designed to replicate but not exceed the retirement benefit that a mid- career person joining the Company would achieve under the qualified and excess pension plans had such person begun his or her career with Raytheon. In this regard, in 2003, the Board granted Mr. Stephens five additional years of credited service under our pension plans upon completion of five years of service with us, which he achieved in 2007. The SERP benefit (50% of final average earnings, for a participant who retires at age 60 with at least 15 years of service to the Company) is to be offset by amounts payable under our other pension plans, any prior employer plan and social security.

Mr. Swanson will not receive a payment under the SERP because of his years of service with Raytheon (36 years). Were he to retire, his pension benefit under the formula in our qualified and excess pension plans exceeds the maximum 50% of final average earnings that the SERP would provide. Because the SERP has offsets for the pension plan benefits, there would be no excess benefit payable under the SERP. Ms. Francesconi, were she to retire, also would not receive a SERP benefit due to the fact that the qualified and excess pension plans she participates in provide a greater benefit to her than the SERP benefit. Our other named executive officers could be eligible for SERP benefits, depending on when they retire.

Each of the above retirement plans, including the SERP, is described in more detail under the heading “Pension Benefits” beginning on page 40.

Deferred Compensation Plan.    We maintain the Raytheon Deferred Compensation Plan under which a select group of management or highly compensated employees, including our named executive officers, may elect to defer up to 50% of their salary and up to 90% of their annual RBI plan awards and receive tax-deferred returns on those deferrals. The account balances in this plan are unfunded and represent money that the participants have previously earned and voluntarily elect to defer in order to accumulate tax-deferred returns. Plan participants can allocate their account balances among the same investment options available under our qualified Savings and Investment Plan, which also accumulate on a tax-deferred basis. In addition, beginning in 2008, we will make a 4% matching contribution on deferred salary and RBI. The provision of this deferral opportunity is a competitive practice in the marketplace. For more information on our Deferred Compensation Plan, see “Non-Qualified Deferred Compensation” on page 43.

Severance Pay Arrangements

Our employees, including our named executive officers, are employees at-will and do not have long-term employment contracts with us. The at-will employment status of our employees affords us the necessary flexibility to remove employees when appropriate under the circumstances. However, in order to retain and attract highly-qualified executives who may otherwise desire the protection of a long-term employment contract, we offer specified severance benefits under our executive severance policy. Such benefits also provide protection for our executives who, upon joining us, may forfeit substantial pay and benefits earned from a previous employer. For our named executive officers, the severance benefits under this policy provide a multiple of base salary and target annual incentive award (2.99 for Mr. Swanson and 2.0 for the other named executive officers) and continuation of welfare, benefit and retirement plans for a comparable number of years.

Separate from our executive severance policy, we have had change-in-control agreements with our senior executive officers since 1999. In 2005, the MDCC reviewed these agreements for market comparisons and entered into revised change-in-control agreements with our senior executives, including each of our named executive officers. A change in control of a corporation is often accompanied by changes in the corporate culture and job losses due to redundancy, especially at the executive levels. If a change in control of Raytheon were under consideration, we expect that our executives would naturally be faced with personal uncertainties and distractions about how the transaction may affect their continued employment with us. By entering into these change-in-control agreements before any such transaction is contemplated, we hope to focus our executives’ full attention and dedication to our stockholders’ best interests in the event of any threatened or pending change in control, and to encourage the executive to stay on board to see the transaction through to completion, even if it may signal an adverse change in his or her personal employment prospects. The agreements do this by providing the executive with a meaningful severance benefit in the event a change in control occurs and, within the 24 months after the change in control, the executive is either terminated without cause or resigns due to a material reduction in compensation or a material change in the executive’s job duties without his or her consent. These agreements are not intended to provide a windfall to our executives by virtue of a change in control taking place. Any benefit received by an officer under a change-in-control agreement would be reduced by the severance benefit he may earn under our severance policy as described above, so that there would be no duplication of benefits.

All of our executive officers, including the named executive officers, are entitled to gross-up protection for any excise tax that might apply in the case of a change in control. However, this protection applies only if the after-tax benefit to the executive of such gross up would exceed $50,000. Otherwise, his or her benefits would be reduced to the maximum amount that could be received without triggering the excise tax.

Our severance programs, including the conditions under which such benefits are triggered and the amount of such benefits, are comparable to those provided by the companies in our peer groups. The MDCC’s independent consultant has confirmed that our change-in-control and other severance arrangements are competitive in our industry.

For more information on our executive severance policy, the terms of our change-in-control agreements, see “Potential Payments Upon Termination or Change-in-Control” beginning on page 44.

Tax, Accounting and Other Considerations

Tax Considerations.    Section 162(m) of the U.S. Internal Revenue Code places a limit of $1,000,000 on the amount of compensation that we may deduct in any one year with respect to compensation paid to certain of our named executive officers. However, qualifying performance-based compensation will not be subject to the deduction limit if specified requirements are met. To maintain flexibility in compensating our executives, the MDCC reserves the right to use its judgment to authorize compensation payments that may be subject to the limit when the MDCC believes that such payments are appropriate. Accordingly, certain components of our executive compensation program are designed to be qualifying performance-based compensation under Section 162(m) while others are not.

In 2006, the MDCC determined that compensation paid pursuant to new awards under the LTPP, starting with our LTPP awards made for the 2006-2008 performance cycle, should be made tax deductible pursuant to Section 162(m). As a result, we obtained stockholder approval of the performance goals that may be used with respect to the LTPP at our 2006 annual meeting of stockholders and we operate the LTPP to comply with the Section 162(m) exemption.

However, neither our annual RBI awards nor our time-based restricted stock awards are eligible for the performance-based compensation exemption from Section 162(m). In the case of our RBI awards, we believe that the ability to exercise judgment about our executive’s individual performance in certain areas that do not easily lend themselves to specific measurement, such as effective management of human resources, ethical business behavior and leadership competencies, outweighs the cost to us of the loss of a tax deduction imposed by the limits of Section 162(m).

Section 409A of the U.S. Internal Revenue Code imposes expansive new requirements on nonqualified deferred compensation arrangements, which is broadly defined to cover not only traditional nonqualified deferred compensation plans, but also supplemental retirement plans, severance pay arrangements, change-in-control agreements and some incentive awards. The MDCC and the Board of Directors are reviewing the arrangements of the company that could entail deferred compensation, and will approve amendments that are required to bring such arrangements into documentary compliance with Section 409A.

Accounting Considerations.    With the adoption of FAS 123R, we do not expect accounting treatment of differing forms of equity awards to vary significantly and, therefore, accounting treatment is not expected to have a material effect on the selection of forms of compensation.

Other Considerations.    Many of our contracts are cost-plus government contracts. These types of contracts are subject to special regulations about what are and are not allowable costs, which we sometimes take into consideration in structuring our compensation programs. For example, since compensation in the form of time-based restricted stock is an allowable cost and stock options are not, in 2004 we made the decision to incorporate restricted stock in our executive compensation program to the exclusion of stock options.

Equity Grant Practices

Historically we have not timed the grant of equity awards to coincide with, precede or follow the release of material non-public information. In January, 2007, we adopted an internal policy on equity grant practices, which was approved by the MDCC. This policy provides, among other things, that equity awards shall generally be approved only at regularly scheduled meetings of the MDCC or Board, that equity awards granted to new employees or directors or promoted employees shall be considered by the MDCC or Board at a regularly scheduled meeting subsequent to the hire or promotion date, and that equity awards shall not be granted with a retroactive effective date.

MANAGEMENT DEVELOPMENT AND COMPENSATION COMMITTEE REPORT

The Management Development and Compensation Committee is comprised entirely of independent directors. The Committee has reviewed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.

Submitted by the Management Development and Compensation Committee

William R. Spivey, Chairman, Barbara M. Barrett,

Vernon E. Clark and Frederic M. Poses

Summary Compensation Table

The following table sets forth the compensation for each of our named executive officers for the fiscal years ending December 31, 2006 and 2007, other than Mr. Smith who first became a named executive officer in 2007.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards(2) ($)	Option Awards(3) ($)	Non-Equity Incentive Plan Compensation (4) ($)	Change in Pension Value and Non- qualified Deferred Compensation Earnings(5) ($)	All Other Compensation (6) ($)	Total ($)
William H. Swanson	2007	$1,229,544	$—	$10,738,026	$446,128	$3,050,000	$3,298,080	$575,699	$19,337,477
Chairman and Chief Executive Officer	2006	$1,200,014	$—	$9,621,801	$589,465	$2,800,000	$3,128,982	$514,353	$17,854,615

David C. Wajsgras(1)	2007	$725,846	$—	$2,956,661	$—	$870,000	$80,985	$223,472	$4,856,964
Senior Vice President and Chief Financial Officer	2006	$538,464	$—	$1,829,355	$—	$725,000	$—	$363,866	$3,456,685

Jay B. Stephens	2007	$635,461	$—	$2,491,128	$161,916	$780,000	$3,539,712	$123,162	$7,731,379
Senior Vice President, General Counsel and Secretary	2006	$603,067	$—	$2,555,227	$146,268	$730,000	$221,211	$84,780	$4,340,553

Louise L. Francesconi	2007	$492,510	$—	$2,420,133	$146,911	$600,000	$2,018,019	$199,843	$5,877,416
Vice President and President, Missile Systems	2006	$467,654	$—	$2,480,855	$138,474	$550,000	$484,692	$142,023	$4,263,698

Daniel L. Smith Vice President and President, Integrated Defense Systems	2007	$411,224	$—	$2,030,884	$88,291	$550,000	$2,445,872	$102,164	$5,628,435

(1)	Mr. Wajsgras joined Raytheon in March 2006.

(2)	Amounts represent the aggregate expense recognized for financial statement reporting purposes in 2006 and 2007, disregarding for this purpose the estimate of forfeitures related to service-based vesting conditions, in accordance with Statement of Financial Accounting Standards No. 123 (revised 2004), Share-Based Payments (FAS 123R) for stock awards granted to the named executive officer. The following is a list of each named executive officer’s stock awards for which expense was recognized in 2007 and the amount of such expense associated with each award:

	Mr. Swanson	Mr. Wajsgras	Mr. Stephens	Ms. Francesconi	Mr. Smith
Restricted Stock May 2007	$897,021	$233,231	$221,697	$210,164	$185,809
Restricted Stock May 2006	$1,010,750	$336,922	$336,922	$311,653	$252,676
Restricted Stock March 2006	$—	$997,750	$—	$—	$—
Restricted Stock May 2005	$733,125	$—	$195,502	$175,951	$146,625
Restricted Stock May 2004	$317,232	$—	$87,850	$73,208	$73,208
Restricted Stock April 2003	$646,977	$—	$—	$—	$—
2007 – 2009 LTPP	$2,499,371	$458,218	$458,218	$458,218	$416,562
2006 – 2008 LTPP	$3,722,158	$930,540	$930,540	$930,540	$744,432
2005 – 2007 LTPP	$585,931	$—	$162,759	$162,759	$130,207
2004 – 2006 LTPP	$325,461	$—	$97,640	$97,640	$81,365

FAS 123R expense for restricted stock awards is based solely on the stock price on the date of grant and the number of shares (or the intrinsic value method) and is recognized over the vesting period. FAS 123R expense for the 2004 – 2006 and 2005 – 2007 LTPP awards is recognized over the performance period based on the intrinsic value method. FAS 123R expense for the 2006 – 2008 and 2007 – 2009 LTPP awards is recognized over the performance period based upon the value determined under the intrinsic value method for the free cash flow and ROIC portions of the awards and the Monte Carlo simulation method for the total shareholder return portion of the awards. Expense for the free cash flow and ROIC portions of the awards is adjusted based upon the expected achievement of those performance goals. For more information on the assumptions used by us in calculating our FAS 123R expense for restricted stock and LTPP awards, see Note 13: Stock-based Compensation Plans to our financial statements in our Annual Report on Form 10-K for the year ended December 31, 2007.

A description of the material terms and conditions of the stock awards granted to the named executive officers in 2007 can be found on page 36 under the heading “Grants of Plan-Based Awards – Equity Incentive Plan Awards.”

(3)

Amounts represent the aggregate expense recognized for financial statement reporting purposes with respect to 2006 and 2007 in accordance with FAS 123R for stock options granted to the named executive officer. The following is a list of each named executive officer’s stock options for which expense was recognized in 2007 and the amount of such expense:

	Mr. Swanson	Mr. Wajsgras	Mr. Stephens	Ms. Francesconi	Mr. Smith
Stock Option January 2003	$293,006	$—	$161,916	$91,504	$55,810
Stock Option January 2002	$153,122	$—	$—	$55,407	$32,481

FAS 123R expense for the stock options is based on the fair value of the options on the date of grant using the Black-Scholes option-pricing model with the following assumptions: expected life of 4 years; assumed annual dividend growth rate of 0%; expected volatility of 40%; and a risk-free interest rate of 2.61% for the January 2003 options and 4.11% for the January 2002 options. The expense is recognized over the performance period. For more information on the assumptions used by us in calculating our FAS123R expense for stock options, see Note 13: Stock-based Compensation Plans to our financial statements in our Annual Report on Form 10-K for the year ended December 31, 2007.

(4)	Amounts earned pursuant to Results Based Incentive (RBI) awards for 2006 and 2007 but which were paid in 2007 and 2008, respectively. A description of the material terms and conditions of the 2007 RBI awards can be found on page 35 under the heading “Grants of Plan-Based Awards – Non-Equity Incentive Plan Awards.”

(5)	The 2006 and 2007 amounts represent the aggregate change in the actuarial present value of the named executive officer’s accumulated benefit under all defined benefit and actuarial plans (including supplemental plans) from December 31, 2005 to December 31, 2006 and from December 31, 2006 to December 31, 2007, respectively. Generally, these amounts represent the change in value of the named executive officer’s benefit due to an additional year of service, changes in compensation and changes in the discount rate. In 2007, the accumulated benefits of Mr. Stephens and Mr. Smith increased primarily due to the executives becoming eligible for benefits under our Supplemental Executive Retirement Plan. The accumulated benefits of Ms. Francesconi increased primarily due to a change in the methodology used to value her benefits. We now value her benefits with an unreduced benefit payable at her early retirement age of 55 (versus her retirement age of 65 last year). For a discussion of the changes to the named executive officers’ accumulated benefits in 2007, see “Pension Benefits” on page 40.

None of the named executive officers received any earnings on their deferred compensation based on above-market or preferential rates (as defined by the SEC). For more information on our Deferred Compensation Plan, see “Non-Qualified Deferred Compensation” on page 43.

(6)	All Other Compensation amounts include, as applicable, (a) the value of perquisites and personal benefits (as defined by the SEC), (b) the amount of tax gross-ups and reimbursements, (c) the amount of Raytheon contributions to qualified and non-qualified defined contribution plans, (d) the value of insurance premiums paid, (e) payments for the mandatory elimination of such named executive officer’s paid-time off accrual and (f) certain other payments or items of compensation. Where the value of the items reported in a particular category for a named executive officer exceeded $10,000 in 2007, those items are identified and quantified below.

(a) Perquisites and Personal Benefits

Under our executive perquisites policy, each of the named executive officers is entitled to receive certain perquisites, including a car allowance of up to $18,000 per year or use of a Raytheon-leased car with a lease value of up to $18,000 per year plus certain expenses (other than our CEO who is entitled to a larger allowance/higher lease value); financial planning services of up to $15,000 per year; and participation in the Executive Health Program (benefits of up to $2,000 per year).

•

Mr. Swanson’s amount includes an aggregate of $215,057 for personal use of Raytheon aircraft, personal use of a Raytheon-leased car, driving services, financial planning services, club dues reimbursement, home security system expenses, certain travel and incidental expenses relating to his spouse attending Raytheon-related events at our request, and an ancillary expense allowance. Based on his election, Mr. Swanson will no longer be reimbursed for club dues beginning in 2008.

•

Mr. Wajsgras’ amount includes an aggregate of $107,620 for personal use of Raytheon aircraft, personal use of a Raytheon-leased car, a car allowance (for the portion of the year in which Mr. Wajsgras did not have a Raytheon-leased car), financial planning services, relocation expenses, certain travel and incidental expenses relating to his spouse attending Raytheon-related events at our request, and an executive physical.

•

Mr. Stephens’ amount includes an aggregate of $41,774 for personal use of a Raytheon-leased car, financial planning services, certain travel and incidental expenses relating to his spouse attending Raytheon-related events at our request, and an executive physical.

•

Ms. Francesconi’s amount includes an aggregate of $64,657 for driving services, a car allowance, financial planning services and certain travel and incidental expenses relating to her spouse attending Raytheon-related events at our request.

•

Mr. Smith’s amount includes an aggregate of $38,715 for a car allowance, financial planning services, certain travel and incidental expenses relating to his spouse attending Raytheon-related events at our request, and an executive physical.

In accordance with applicable SEC rules and requirements, we valued the above perquisites and personal benefits based on our incremental cost of providing such items. Where our incremental cost of providing a perquisite or personal benefit for a named executive officer exceeded $25,000 in 2007, those individual items are identified and quantified below.

Personal use of corporate aircraft – For reasons of security and personal safety, we require Mr. Swanson generally to use Raytheon aircraft for all air travel, including for personal purposes.

We determined our incremental cost for the personal use of corporate aircraft as follows:

•

We derived an average variable operating cost per hour for such aircraft based on fuel, aircraft maintenance, landing, parking, and catering costs, certain taxes, and certain other miscellaneous fees and costs, and the hours flown. Since our corporate aircraft are used primarily for business travel, we did not include fixed costs for such aircraft that generally do not change with usage, such as pilots’ and other employees’ salaries, purchase costs of aircraft, and certain hangar expenses.

•	In determining the number of hours that an aircraft was used for personal purposes, we did not include the flight time of any “deadhead” flight, e.g., a return flight on which no passenger was aboard.
•

For trips that involved mixed personal and business usage, we determined the total variable cost of personal use by subtracting the total variable cost of a “business-only” trip from the total variable cost of the whole trip (both personal and business).

In 2007, we incurred incremental costs of $128,942 and $3,797 for personal use of Raytheon aircraft by Mr. Swanson and Mr. Wajsgras, respectively. As noted above, these amounts were calculated without “deadhead” flights. Based on our average variable operating cost per hour (as derived above), these deadhead flights would have amounted to an additional $162,156 and $27,235 for Mr. Swanson and Mr. Wajsgras, respectively.

Personal use of automobiles – Each named executive officer is furnished with certain automobile-related perquisites, including the use of a Raytheon-leased car or an annual car allowance. The named executive officers also have access to a pool of Raytheon vehicles and drivers which are generally available for various corporate purposes and which may be used in limited circumstances for personal purposes. For reasons of security and personal safety, certain named executive officers travel in Raytheon-provided vehicles operated by Raytheon-provided drivers for business and personal (primarily commuting) purposes.

We determined our incremental cost for personal travel in Raytheon-provided vehicles operated by Raytheon-provided drivers as follows:

•

We determined our total annual cost for each pooled vehicle used by such executives for personal purposes (or, in the event that the vehicle was provided to Raytheon by our leasing company at either no or a significantly discounted cost, an estimated annual lease cost) and then allocated such total cost based on the total miles driven in the year and the number of miles driven for each executive for personal purposes, as tracked by our administrators.

•

We determined our total cost for each driver and then allocated such amount based on the total hours worked and the estimated number of hours that such driver drove the executive for personal purposes.

In 2007, we incurred incremental costs of $31,356 for personal travel in Raytheon-provided vehicles operated by Raytheon-provided drivers for Ms. Francesconi.

Relocation Expenses – Under our key employee relocation policy, we provide certain relocation benefits to our executive officers and certain other key employees, including financial assistance in selling the executive’s home and purchasing a new home, as well as certain temporary housing and moving expenses. In 2007, we incurred incremental costs of $53,563 in providing relocation benefits to Mr. Wajsgras.

(b) Tax Gross-Ups and Reimbursements

In limited circumstances, we have agreed to make certain items of imputed income to our named executive officers tax-neutral to them. Accordingly, we gross-up our named executive officers for the income tax on their imputed income resulting from certain perquisites and personal benefits furnished by us. In 2007, we made $22,431 and $50,557 in tax gross-up payments to Mr. Swanson and Mr. Wajsgras, respectively.

(c) Contributions to Plans

Under our Excess Savings Plan, a non-qualified, unfunded plan, employees who are projected to be impacted by the applicable Internal Revenue Code of 1986 (IRC) limits on compensation or deferrals to tax-qualified plans (e.g. the

RAYSIP 401(k) plan), may, on an annual basis, elect to defer some of their compensation beyond such IRC limits. Participants must elect how such amounts are to be distributed to them when they leave or retire from Raytheon. As with the RAYSIP 401(k) plan, we make a 4% matching contribution to compensation deferred under the Excess Savings Plan. Participants indicate how they wish their deferred compensation and the Raytheon matching contributions to be notionally invested among the same investment options available through the RAYSIP 401(k) plan. For information on our matching contributions under the Excess Savings Plan, see “Non-Qualified Deferred Compensation” on page 43. In 2007, we made the following contributions to qualified and non-qualified defined contribution plans for the named executive officers:

	Mr. Swanson	Mr. Wajsgras	Mr. Stephens	Ms. Francesconi	Mr. Smith
RAYSIP 401(k) Plan Match	$9,000	$9,000	$9,000	$9,000	$9,000
Excess Savings Plan Match	$158,317	$49,034	$46,072	$35,964	$28,195
Total	$167,317	$58,034	$55,072	$44,964	$37,195

(d) Insurance Premiums

Under our executive perquisites policy, we pay for the premiums for certain insurance policies covering our named executive officers, including senior executive life, basic life, executive liability, and business travel and accident insurance policies. In 2007, we paid $10,079 in insurance premiums for Mr. Stephens.

(e) Paid Time-Off Accrual Payments

In 2006, we adopted a plan to eliminate our employees’ accrued paid time-off (PTO) in excess of 40 hours per employee (currently the maximum permitted amount of carryover) over a three-year period. Under the plan, we made a cash payment to each applicable employee in April 2006 for one-third of such employee’s excess PTO hours. In 2007, we completed the plan by making the remaining two cash payments (one in April 2007 and another in December 2007) to each applicable employee for the remaining two-thirds of such employee’s excess PTO hours based on the employee’s regular pay rate. In 2007, such payments totaled $133,387, $11,341, $81,582 and $18,657 for Mr. Swanson, Mr. Stephens, Ms. Francesconi, and Mr. Smith respectively. No further payments will be made under the plan.

(f) Other

Mr. Swanson’s amount includes $25,612, representing the difference between the market rate and the actual rate of interest for the relocation loan described in “Corporate Governance – Transactions with Related Persons” on page 6. In December 2007, Mr. Swanson elected to pay off the remaining $410,000 principal balance on his relocation loan early.

Grants of Plan-Based Awards

The following table sets forth the awards granted to each of our named executive officers under any plan during the fiscal year ended December 31, 2007.

		Date of Comm- ittee Action	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Under- lying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards (1) ($)
Name	Grant Date		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
William H. Swanson	1/24/07	—	—	—	—	15,000	120,000	240,000	—	—	—	$6,379,800
	5/2/07	—	—	—	—	—	—	—	70,000	—	—	$3,726,100
	—	—	$374,400	$2,496,000	$4,992,000	—	—	—	—	—	—	—
David C. Wajsgras	1/24/07	—	—	—	—	2,750	22,000	44,000	—	—	—	$1,169,630
	5/2/07	—	—	—	—	—	—	—	18,200	—	—	$968,786
	—	—	$111,300	$741,998	$1,483,996	—	—	—	—	—	—	—
Jay B. Stephens	1/24/07	—	—	—	—	2,750	22,000	44,000	—	—	—	$1,169,630
	5/2/07	—	—	—	—	—	—	—	17,300	—	—	$920,879
	—	—	$97,098	$647,317	$1,294,634	—	—	—	—	—	—	—
Louise L. Francesconi	1/24/07	—	—	—	—	2,750	22,000	44,000	—	—	—	$1,169,630
	5/2/07	—	—	—	—	—	—	—	16,400	—	—	$872,972
	—	—	$75,389	$502,590	$1,005,180	—	—	—	—	—	—	—
Daniel L. Smith	1/23/07	—	—	—	—	2,500	20,000	40,000	—	—	—	$1,063,300
	5/2/07	—	—	—	—	—	—	—	14,500	—	—	$771,835
	—	—	$64,334	$428,896	$857,792	—	—	—	—	—	—	—

(1)	Amounts represent the grant date fair value of the stock awards granted to the named executive officer in 2007 determined pursuant to FAS 123R. The FAS 123R grant date values shown are also used for financial reporting purposes. Such values are generally expensed by us over the employee’s requisite service period, generally the vesting period of the awards.

The following is a description of the material terms and conditions of the awards set forth in the table above.

Non-Equity Incentive Plan Awards

2007 RBI Program.    In 2007, each of our named executive officers received an annual award under our 2007 Results-Based Incentive (RBI) Program which provides the executive the opportunity to earn incentive cash compensation based upon the attainment of the specific pre-established performance metrics and an assessment of his or her individual performance during 2007.

Target Opportunities.    Each named executive officer is assigned a pre-established individual RBI payout target expressed as a percentage of base salary, as well as threshold and maximum payout amounts. The MDCC established individual payout targets for each named executive officer based on the criteria discussed in our “Compensation Discussion and Analysis – Annual Incentives” beginning on page 23. We use the target awards to determine the overall funding of the RBI bonus pool, as described below, but the targets are not entirely determinative of what any one participant’s RBI bonus will be.

Funding the RBI Pool.    The pool of available funds to pay our RBI awards is based on the extent to which the company and our businesses meet or exceed predetermined goals under selected financial metrics, which are set by the MDCC prior to the beginning of the performance year. The MDCC selected the following financial metrics at the total company and business unit levels, each equally weighted, for purposes of funding an overall pool under the RBI plan for 2007:

•	Bookings – a forward-looking metric that measures the value of new contracts awarded to us during the year.

•	Net Sales – a growth metric that measures our revenue for the current year.

•	Free Cash Flow (FCF) – a measure of the cash that is generated in a given year that we can use to make strategic investments to grow our businesses or return to our stockholders.

•	Operating Profit from Continuing Operations – a measure of our profit for the year, before interest and taxes.

•	Return on Invested Capital (ROIC) – a measure of the efficiency and effectiveness of our use of capital invested in our operations.

Net Sales and Operating Profit from Continuing Operations are financial measures under generally accepted accounting principles (GAAP) and, together with Bookings, are disclosed in our periodic filings with the SEC. The remaining two metrics, ROIC and FCF, are non-GAAP financial measures and are calculated as follows:

•

ROIC is (a) (i) income from continuing operations plus (ii) after-tax net interest expense plus (iii) one-third of operating lease expense after-tax (estimate of interest portion of operating lease expense) divided by (b) average invested capital after capitalizing operating leases (operating lease expense times a multiplier of 8), adding financial guarantees less net investment in discontinued operations, and adding back the cumulative minimum pension liability/impact of adopting FAS 158, and excluding other similar non-operational items.

•	FCF is operating cash flow less capital expenditures and internal software spending.

For each financial metric, we set a specific target performance goal and defined performance range around the target. The performance range consists of a threshold – or minimum performance level – and a maximum performance level. If the threshold performance level for a financial metric is not achieved, then we do not allocate funds to the RBI funding pool based on that metric. Funding of the pool for any one metric is capped once performance achieves or exceeds the maximum performance level set for that metric. In addition to the five financial metrics, with the authorization of the MDCC, our CEO may increase or decrease funding of the RBI pool based on an assessment of a business unit’s performance on criteria such as customer satisfaction, growth, people and productivity.

At the end of each year, we total the performance achievement percentages for each of the weighted financial metrics, plus or minus any discretionary adjustment by our CEO, to obtain an overall RBI funding percentage. This percentage is then applied to the target RBI incentive for each participant to achieve an overall funding level for the RBI pool. For example, if the financial metrics warrant a 105% funding level, we multiply the target incentive for each participant by 105% and total the results to determine the overall RBI pool. The performance levels for the Company and each business unit are reviewed with the MDCC.

Individual Performance Objectives.     Individual performance is directly reflected in what each executive receives as an RBI award. While total company and business unit performance drives funding of the overall RBI bonus pool, individual RBI awards reflect an assessment of an executive’s contribution to our achievement of the financial performance goals, plus his or her achievement of individual performance objectives, including successful management of human resources, furtherance of ethical business behavior, leadership competencies, Six Sigma, and customer satisfaction, as well as the degree of challenge in the executive’s position. If an executive under-performs in relationship to his or her objectives, the RBI award could fall below the funded target level or even be zero if threshold performance is not achieved. On the other hand, an executive who exceeds his or her performance objectives could receive up to 200% of target. Individual performance objectives are established annually in writing for top executives and include primarily quantifiable objectives with some subjective measures also included. In the case of our CEO, at the beginning of a review period, the MDCC recommends, and the full Board approves, a statement of the CEO’s objectives. When the CEO’s annual evaluation is to commence, our CEO provides to the MDCC a written self-appraisal assessing his performance against these objectives. The self-appraisal is discussed with the CEO and then distributed to all of the independent directors for their input. The lead director and the Chair of the MDCC discuss the preliminary evaluation with the independent directors, who then evaluate and write their own assessment of the CEO’s performance both as CEO and Chairman. The lead director and the Chair of the MDCC then meet with the CEO and provide performance feedback directly to him. Based on this evaluation, the MDCC recommends, and the full Board approves, the CEO’s RBI award. A similar process is followed for the named executive officers other than the CEO. In the case of the other executive officers, our CEO provides input to the MDCC both with regard to the establishment of performance objects and the determination of success in meeting those objectives.

For information on the actual amounts paid to the named executive officers under their 2007 RBI awards, see the amounts in the “Non-Equity Incentive Plan Compensation” column in the Summary Compensation Table on page 31. For more information regarding our RBI program, see our “Compensation Discussion and Analysis” beginning on page 18.

Equity Incentive Plan Awards

In 2007, each of our named executive officers received two equity-based awards: an award of restricted stock units under our long-term incentive compensation program called the 2007 – 2009 Long-Term Performance Plan (2007 – 2009 LTPP), and a restricted stock award.

2007 – 2009 Long-Term Performance Plan.    The 2007 – 2009 LTPP operates under, and awards were made pursuant to, our 2001 Stock Plan. All shares issued in settlement of awards will be issued pursuant to the 2001 Stock Plan. Under the 2007 – 2009 LTPP, each named executive officer was awarded restricted stock units that vest when specific pre-established levels of company performance are achieved over a three-year performance cycle (2007 – 2009). Stock units may be settled in our common stock or in cash, at the discretion of the MDCC.

Target Opportunities.    Before each three-year cycle, the MDCC assigns a target number of restricted stock units to each participant. These target numbers are assigned by the MDCC based on the criteria discussed in our “Compensation Discussion and Analysis – Long-Term Incentives” beginning on page 25.

Performance Goals.     The MDCC approves the performance goals for each three-year cycle, the relative weightings that those goals will have for that cycle and the target level of performance for each goal. The MDCC specifies the shares or amount of cash that will be paid out in settlement of the restricted stock unit awards based on whether actual performance is at, below, or above the target, subject to a maximum payout. The performance criteria for the 2007 – 2009 LTPP, which are independent of each other and are weighted as follows, are: cumulative free cash flow (CFCF) (25%); total shareholder return relative to our peer group (TSR) (25%); and ROIC (50%). In each case, the goals are independent and additive, which means that if we miss the threshold performance as to one measure, no credit would apply to that element, but could be made up for by above-target performance in another area.

•

CFCF measures, on a cumulative basis, the cash that is generated over the three-year performance cycle, which we can use to make strategic investments to grow our businesses or return to our stockholders.

•

the TSR component of the LTPP compares our stock price appreciation, including reinvested dividends, over the performance cycle to our peers’ stock performance over the same period, and provides a percentage ranking.

•	ROIC measures how efficiently and effectively we use capital that is invested in our operations over the performance cycle.

CFCF, TSR and ROIC are non-GAAP financial measures. The calculation of ROIC under the LTPP is essentially the same as the calculation described above under the RBI plan. The calculation of CFCF is the FCF calculation described above under the RBI plan over a three-year performance cycle. Finally, TSR is stock price appreciation over the applicable period plus reinvested dividends paid during the applicable period.

Award Settlement.    Shortly after the performance results for the three-year performance cycle are determined, we settle each award in cash or stock based upon our actual performance relative to the LTPP performance goals plus an amount equivalent to dividends that would have been paid during the performance cycle on the shares ultimately issued under the award, assuming that those dividends had been reinvested in our common stock.

For more information regarding our LTPP program, see our “Compensation Discussion and Analysis – Long Term Incentives” beginning on page 25.

Restricted Stock Awards.    In 2007, each of our named executive officers received an award of restricted stock. The awards, which were made pursuant to our 2001 Stock Plan, vest one-third per year on each of the second, third and fourth anniversaries of the grant date, subject to the executive remaining employed by us. The holders of the restricted stock awards are entitled to any dividends paid with respect to the shares, whether vested or unvested.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information regarding unexercised options, unvested stock and unvested equity incentive plan awards for each of our named executive officers outstanding as of December 31, 2007.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date(1)	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested(2) (#)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested(3) (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(2) (#)
William H. Swanson						245,001	(4)	$14,871,561	227,124	(5)(13)	$13,786,427
	3,576	—	—	$55.9063	6/23/08
	96,424	—	—	$55.9063	6/24/08
	1,460	—	—	$68.4688	6/22/09
	123,540	—	—	$68.4688	6/23/09
	96,632	—	—	$29.6850	5/23/11
	3,368	—	—	$29.6850	5/22/11
	87,751	—	—	$44.4500	5/13/12
	2,249	—	—	$44.4500	5/12/12
	100,000	—	—	$31.9400	7/31/12
	171,820	—	—	$31.4450	5/14/13
	3,180	—	—	$31.4450	5/13/13
	43,000	—	—	$31.8150	1/24/11
	56,100	—	—	$32.3150	1/23/12
	90,300	—	—	$29.4800	1/22/13

David C. Wajsgras	—	—	—	—	—	78,200	(6)	$4,746,740	48,655	(7)(13)	$2,953,359

Jay B. Stephens						56,634	(8)	$3,437,684	48,655	(9)(13)	$2,953,359
	29,815	—	—	$29.4500	10/7/12
	46,820	—	—	$31.4450	5/14/13
	49,900	—	—	$29.4800	1/22/13
Louise L. Francesconi						51,900	(10)	$3,150,330	48,655	(9)(13)	$2,953,359
	1,460	—	—	$68.4688	6/22/09
	23,540	—	—	$68.4688	6/23/09
	23,751	—	—	$44.4500	5/13/12
	2,249	—	—	$44.4500	5/12/12
	18,820	—	—	$31.4450	5/14/13
	3,180	—	—	$31.4450	5/13/13
	20,300	—	—	$32.3150	1/23/12
	9,400	—	—	$29.4800	1/22/13

Daniel L. Smith						44,500	(11)	$2,701,150	41,362	(12)(13)	$2,510,673
	2,512	—	—	$68.4688	6/22/09
	5,488	—	—	$68.4688	6/23/09
	1,809	—	—	$19.3750	2/24/10
	12,751	—	—	$44.4500	5/13/12
	2,249	—	—	$44.4500	5/12/12
	5,734	—	—	$29.4800	1/22/13

(1)	Options generally expire ten years from the date of grant.
(2)	Amounts are equal to $60.70, the closing price of our common stock on the NYSE on December 31, 2007, times the number of unvested shares or units.
(3)	Amounts represent the number of shares that would be issued upon vesting of awards of restricted stock units under the 2006-2008 LTPP and 2007-2009 LTPP assuming target performance for the applicable 3-year performance cycle and settlement of such awards in shares of stock. They also include the number of shares representing accrued dividend equivalents on such LTPP awards as of December 31, 2007.
(4)	Includes 43,334, 21,667, 25,000, 25,000, 20,000, 20,000, 20,000, 23,333, 23,333 and 23,334 shares of restricted stock that vest on July 1, 2009, June 23, 2008, May 9, 2008, May 9, 2009, May 8, 2008, May 8, 2009, May 8, 2010, May 2, 2009, May 2, 2010, and May 2, 2011, respectively, subject, in each case, to Mr. Swanson remaining employed by us.
(5)

Includes 100,000 and 120,000 shares for Mr. Swanson’s 2006-2008 LTPP and 2007-2009 LTPP awards, respectively. Also includes 5,241 and 1,883 shares, which represent accrued dividend equivalents on such LTPP awards, respectively, as of December 31, 2007. See Note 13 below for information regarding the vesting of these LTPP awards. Does not include 90,000 shares for Mr. Swanson’s 2005-2007 LTPP award, which award vested as of December 31, 2007 and for which 95,516 shares were issued to him in February 2008 upon the MDCC’s determination of performance under the 2005-2007 LTPP (which includes accrued dividend equivalents).
(6)	Includes 20,000, 20,000, 6,666, 6,667, 6,667, 6,066, 6,067 and 6,067 shares of restricted stock that vest on March 29, 2008, March 29, 2009, May 8, 2008, May 8, 2009, May 8, 2010, May 2, 2009, May 2, 2010, and May 2, 2011, respectively, subject, in each case, to Mr. Wajsgras remaining employed by us.
(7)	Includes 25,000 and 22,000 shares for awards under the 2006-2008 LTPP and 2007-2009 LTPP, respectively. Also includes 1,310 and 345 shares, which represent accrued dividend equivalents on such LTPP awards, respectively, as of December 31, 2007. See Note 13 below for information regarding the vesting of these LTPP awards.
(8)	Includes 6,000, 6,667, 6,667, 6,666, 6,667, 6,667, 5,766, 5,767 and 5,767 shares of restricted stock that vest on June 23, 2008, May 9, 2008, May 9, 2009, May 8, 2008, May 8, 2009, May 8, 2010, May 2, 2009, May 2, 2010, and May 2, 2011, respectively, subject, in each case, to Mr. Stephens remaining employed by us.
(9)	Includes 25,000 and 22,000 shares for the executive’s 2006-2008 LTPP and 2007-2009 LTPP awards, respectively. Also includes 1,310 and 345 shares, which represent accrued dividend equivalents on such LTPP awards, respectively, as of December 31, 2007. See Note 13 below for information regarding the vesting of these LTPP awards. Does not include 25,000 shares for the executive’s 2005-2007 LTPP award, which award vested as of December 31, 2007 and for which 26,533 shares were issued to the executive in February 2008 upon the MDCC’s determination of performance under the 2005-2007 LTPP (which includes accrued dividend equivalents).
(10)	Includes 5,000, 6,000, 6,000, 6,166, 6,167, 6,167, 5,466, 5,467 and 5,467 shares of restricted stock that vest on June 23, 2008, May 9, 2008, May 9, 2009, May 8, 2008, May 8, 2009, May 8, 2010, May 2, 2009, May 2, 2010, and May 2, 2011, respectively, subject, in each case, to Ms. Francesconi remaining employed by us.
(11)	Includes 5,000, 5,000, 5,000, 5,000, 5,000, 5,000, 4,833, 4,833 and 4,834 shares of restricted stock that vest on June 23, 2008, May 9, 2008, May 9, 2009, May 8, 2008, May 8, 2009, May 8, 2010, May 2, 2009, May 2, 2010, and May 2, 2011, respectively, subject, in each case, to Mr. Smith remaining employed by us.
(12)	Includes 20,000 and 20,000 shares for Mr. Smith’s 2006-2008 LTPP and 2007-2009 LTPP awards, respectively. Also includes 1,048 and 314 shares, which represent accrued dividend equivalents on such LTPP awards, respectively, as of December 31, 2007. See Note 13 below for information regarding the vesting of these LTPP awards. Does not include 20,000 shares for Mr. Smith’s 2005-2007 LTPP award, which award vested as of December 31, 2007 and for which 21,226 shares were issued to him in February 2008 upon the MDCC’s determination of performance under the 2005-2007 LTPP (which includes accrued dividend equivalents).
(13)	Awards of restricted stock units under the LTPP generally vest upon the completion of the applicable 3-year performance cycle, subject to the attainment of certain performance goals over the performance cycle and the executive remaining employed by us. These awards may be settled in shares of our common stock or cash and the actual number of shares to be issued or cash to be paid upon settlement will be based on the extent to which we have attained or exceeded the performance goals, which performance is determined by the MDCC shortly after the completion of the 3-year performance cycle. Such awards also include dividend equivalents accrued over the 3-year performance cycle.

Option Exercises and Stock Vested

The following table sets forth options exercised and stock vested for each of our named executive officers during the fiscal year ended December 31, 2007.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise(1) ($)	Number of Shares Acquired on Vesting (#)		Value Realized on Vesting(2) ($)
William H. Swanson	268,800	$7,633,028	185,516	(3)	$10,694,438
David C. Wajsgras	—	—	20,000		$1,052,600
Jay B. Stephens	83,180	$2,490,761	39,199	(4)	$2,301,663
Louise L. Francesconi	61,065	$955,934	37,533	(4)	$2,210,913
Daniel L. Smith	60,866	$1,597,784	31,226	(5)	$1,833,868

(1)	These amounts are equal to the difference between the closing price of our common stock on the NYSE on the exercise date and the exercise price times the number of shares underlying the exercised option.
(2)	These amounts are equal to the closing price of our common stock on the NYSE on the vesting date times the number of shares vested.
(3)	Includes 95,516 shares which were issued to Mr. Swanson in February 2008 upon the MDCC’s determination of performance under the 2005-2007 LTPP (which includes accrued dividend equivalents), which had vested at the end of 2007.
(4)	Includes 26,533 shares which were issued to the executive in February 2008 upon the MDCC’s determination of performance under the 2005-2007 LTPP (which includes accrued dividend equivalents), which had vested at the end of 2007.
(5)	Includes 21,226 shares which were issued to Mr. Smith in February 2008 upon the MDCC’s determination of performance under the 2005-2007 LTPP (which includes accrued dividend equivalents), which had vested at the end of 2007.

Pension Benefits

The following table sets forth information regarding the actuarial present value of the accumulated benefit of each of our named executive officers under each of our pension plans, as of December 31, 2007.

Name	Plan Name	Number of Years of Credited Service (#)	Present Value of Accumulated Benefit ($)		Payments During the Last Fiscal Year($)
William H. Swanson	Qualified Excess SERP	34.34 34.34 35.50	$ $ $	1,066,115 16,232,660 —	$ $ $	0 0 0
David C. Wajsgras	Qualified Excess SERP	0.75 0.75 1.75	$ $ $	14,473 66,513 —	$ $ $	0 0 0
Jay B. Stephens(1)	Qualified Excess SERP	9.17 9.17 10.17	$ $ $	114,852 551,980 3,390,472	$ $ $	0 0 0
Louise L. Francesconi	Qualified Excess SERP	20.83 20.83 32.83	$ $ $	1,108,958 3,067,400 —	$ $ $	0 0 0
Daniel L. Smith	Qualified Excess SERP	10.17 10.17 11.17	$ $ $	191,589 532,728 2,250,745	$ $ $	0 0 0

(1)	Reflects five additional years of credited service under our pension plans, including the SERP, which Mr. Stephens received upon completion of five years of employment with us in October 2007.

The following is a discussion regarding the valuation and material assumptions used in determining the pension benefits set forth above and certain other material information regarding our pension plans.

Benefits are valued at the age of the named executive officer when he or she is first eligible for unreduced benefits and discounted to the named executive officer’s current age with interest and are based upon current levels of compensation. In addition, we have assumed no pre-retirement mortality, disability or termination. All other assumptions, including the discount rate of 6.5% for 2007, are consistent with those used to determine our pension obligations under Statement of Financial Accounting Standards No. 87, Employers’ Accounting for Pensions (FAS 87) in our Annual Report on Form 10-K for the year ended December 31, 2007. For a discussion of our discount rate assumption, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Critical Accounting Estimates – Other Considerations – Pension Costs” in our Annual Report on Form 10-K for the year ended December 31, 2007.

For 2007, based on SEC guidance with respect to retirement age, we valued Ms. Francesconi’s benefit at age 55 because she will be entitled to unreduced benefits at such age assuming continuous service such that her age plus continuous service at termination (both measured in full years) is at least 75. For additional details regarding Ms. Francesconi’s benefit see “Qualified Pension Plans – Non-Bargaining Retirement Plan – Contributory Part Benefit.”

An executive’s SERP benefit is assumed to be zero until he or she first becomes eligible for such benefit. In 2007, Messrs. Stephens and Smith became eligible for SERP benefits.

Qualified Pension Plans

Salaried Pension Plan. We sponsor the Raytheon Company Pension Plan for Salaried Employees (Salaried Pension Plan), a non-contributory pension plan that covers most of our salaried employees and executive officers, including Messrs. Swanson, Wajsgras, and Stephens. The Salaried Pension Plan is company-funded and since 1981 has not permitted employee contributions. Benefits under the Salaried Pension Plan are a percentage of final average compensation based on the following formula, and reduced by the same percentage of the employee’s estimated primary social security benefit:

•	1.8% for each of the first 20 years of credited service; and

•	1.2% for each year of credited service thereafter.

Final average compensation is the average of the 60 highest consecutive months of compensation in the final 120 months of employment and includes base salary and annual cash incentive awards.

The normal retirement age under the Salaried Pension Plan is 65. Employees who are at least 55 with at least 10 years of service can retire with reduced benefits. There is no reduction for employees who retire at age 60 or older with at least 10 years of service.

The standard form of benefit for married participants is a 50% joint and survivor annuity. The standard form of benefit for single participants is a single life annuity. Both married and single participants can elect other actuarially equivalent optional forms of payment, including a 10-year certain and continuous benefit and joint and survivor annuities of 50%, 66-2/3%, 75% and 100%.

Non-Bargaining Retirement Plan. The Raytheon Non-Bargaining Retirement Plan (Retirement Plan) covers most of the people who became Raytheon employees when Raytheon merged with Hughes Aircraft in 1997. The Retirement Plan has a contributory part (under which some employees are covered) and a non-contributory part (under which most other employees are covered). Ms. Francesconi is covered under the contributory part and Mr. Smith is covered under the non-contributory part of the Retirement Plan.

The contributory part of the Retirement Plan requires employee contributions of 3% of covered earnings. Except for employee contributions made under the contributory part, the Retirement Plan is company-funded. The non-contributory part does not permit employee contributions.

As described below, benefits under the two parts of the Retirement Plan are based on a percentage of final average compensation, as defined by the plan, reduced by a percentage of the employee’s estimated primary social security benefit. Final average compensation under the Retirement Plan is the average of compensation in the highest five twelve-month periods out of the last ten twelve-month periods of employment, and includes base salary and annual cash incentive awards.

Contributory Part Benefit. For each year of credited service, the pension under the contributory part of the Retirement Plan is 1.75% of the employee’s final average compensation for each year of credited service, reduced by 1.5% of the employee’s social security benefit estimated to be payable at age 65. The offset under the second part of that formula is limited to 50% of the social security benefit.

An employee will be entitled immediately to 100% of the pension otherwise payable at age 65, provided that both of the following requirements are satisfied: (1) the employee’s age at termination of Raytheon employment is at least 55; and (2) the employee’s age plus continuous service (both measured in full years) is at least 75. Unless both of those requirements are satisfied, a pension beginning before the employee reaches age 65 will be reduced for early commencement.

The standard form of benefit for married participants is a 50% joint and survivor annuity. The standard form of benefit for single participants is a single life annuity. Both married and single participants can elect other actuarially equivalent optional forms of payment, including a five, 10 or 15-year certain and continuous benefit, joint and survivor annuities of 50%, 66-2/3%, 75% and 100%, and payments over a specified period of 5, 10 or 15 years. The benefit of a retiree from the contributory part of the Retirement Plan is subject to an annual cost-of-living adjustment.

Non-Contributory Part Benefit. For each of the first 35 years of credited service, the pension under the non-contributory part of the Retirement Plan is 1.5% of the employee’s final average compensation, less 0.6% of the final average compensation up to the average of the social security wage bases for the 35 years through the year of the employee’s social security retirement date (as defined in the Retirement Plan). For each year of credited service after 35 years, the pension increases by 0.5% of the employee’s final average compensation.

An employee will be entitled immediately to 100% of the pension otherwise payable at the social security retirement date, provided that both of the following requirements are satisfied: (1) the employee’s termination date is within three years of his social security retirement date; and (2) the employee has completed at least 10 years of continuous service. Unless both of those requirements are satisfied, a pension beginning before the employee’s social security retirement date will be reduced for early commencement.

The standard and optional forms of benefits under the non-contributory part of the Retirement Plan are the same as under the contributory part, except that under the non-contributory part the only certain and continuous option is for 10 years, and payments for a specified period may only be made over 10 or 15 years. There is no cost-of-living adjustment under the non-contributory part.

Excess Pension Plan

We also sponsor the Raytheon Excess Pension Plan, a separate, partially funded plan. The Raytheon Excess Pension Plan provides to participants in our qualified pension plans the benefits that would have been provided by the qualified plan but for certain Internal Revenue Code limitations on qualified pension plans. For 2007, federal law limits to $225,000 the amount of compensation that may be included under qualified pension plans. Messrs. Swanson, Wajsgras, Stephens and Smith and Ms. Francesconi are covered by the Excess Pension Plan.

Supplemental Executive Retirement Plan

We have a supplemental executive retirement plan (SERP) that covers each of the named executive officers as well as certain other senior executives. This plan provides a pension of 35% of final average compensation after 10 years of service and age 55, increasing by 3% of final average compensation for every additional year of service up to a maximum of 50% of final average compensation after 15 years of service and age 60. Amounts payable under this plan will be offset by amounts payable under our other pension plans, any prior employer plan and social security.

Years of Credited Service

Mr. Stephens’ pension will be calculated as follows: 35% of final average earnings after 10 years of service reaching 50% of final average earnings after 15 years of service with all pension benefits offset by amounts payable under our other pension plans, any prior employer plans and social security. In June 2003, our Board of Directors granted Mr. Stephens five additional years of credited service under our pension plans, including the SERP, effective upon Mr. Stephens’ completion of five years of employment with us. Mr. Stephens received such additional years of credited service effective as of October 2007.

The years of credited service for Messrs. Swanson, Wajsgras, Stephens and Smith and Ms. Francesconi do not include an additional three years that each is eligible to receive under change-in-control agreements. More information regarding these change-in-control agreements may be found below under the heading “Potential Payments Upon Termination or Change-in-Control.”

Non-Qualified Deferred Compensation

The following table provides information regarding contributions, earnings and account balances under defined contribution or other non-qualified plans that provide for the deferral of compensation for each of our named executive officers as of December 31, 2007.

Name	Executive Contributions in Last Fiscal Year(1) ($)	Registrant Contributions in Last Fiscal Year(2) ($)	Aggregate Earnings in Last Fiscal Year ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year-End(3) ($)
William H. Swanson	$158,317	$158,317	$168,114	$—	$2,136,817
David C. Wajsgras	$347,896	$49,034	$31,623	$—	$493,573
Jay B. Stephens	$279,430	$46,072	$109,784	$—	$2,106,383
Louise L. Francesconi	$436,409	$35,964	$159,448	$—	$3,266,751
Daniel L. Smith	$158,029	$28,195	$72,601	$—	$1,013,521

(1)	Includes the following amounts of compensation earned in 2007 and deferred by the named executive officer under the Excess Savings Plan: Mr. Swanson – $158,317; Mr. Wajsgras – $152,146; Mr. Stephens –$115,180; Ms. Francesconi – $89,909; and Mr. Smith – $158,029. Also includes the following amounts of compensation earned in 2007 and deferred by the named executive officer under the Deferred Compensation Plan: Mr. Wajsgras – $195,750; Mr. Stephens – $164,250; and Ms. Francesconi – $346,500. The amounts set forth in this column are also included in the “Salary” and “Non-Equity Incentive Plan Compensation” columns, as applicable, in the Summary Compensation Table on page 31.
(2)	Raytheon matching contributions under the Excess Savings Plan. The amounts set forth in this column are also included in the “All Other Compensation” column in the Summary Compensation Table on page 31.
(3)	Includes the following Raytheon matching contributions under the Excess Savings Plan in 2006: Mr. Swanson – $146,616; Mr. Wajsgras – $12,739; Mr. Stephens –$19,858; and Ms. Francesconi – $16,729.

The following is a description of the material terms and conditions of our defined contribution and other plans that provide for the deferral of compensation on a basis that is not tax qualified.

Excess Savings Plan

The Excess Savings Plan is a non-qualified, unfunded plan designed to enable participants to continue to defer their compensation on a pre-tax basis when such compensation or the participants’ deferrals to tax-qualified plans (e.g. the RAYSIP 401(k) plan) exceed applicable Internal Revenue Code of 1986 (IRC) limits. Under the Excess Savings Plan, employees who are projected to be impacted by the IRC limits, may, on an annual basis, elect to defer compensation earned in the current year (including certain compensation earned in the current year but paid in the following year), such as salary and RBI and certain other incentive compensation. Participants must also elect how such amounts are to be distributed to them when they leave or retire from Raytheon. We make a 4% matching contribution. Participants indicate how they wish their deferred compensation and the Raytheon matching contributions to be notionally invested among the same investment options available through the RAYSIP 401(k) plan. No deferrals or matching contributions will be made to the Excess Savings Plan after the payment of 2007 RBI awards in 2008.

Deferred Compensation Plan

The Deferred Compensation Plan is a non-qualified, unfunded plan designed to enable participants to defer a portion of their compensation earned under their RBI awards on a pre-tax basis. Under the plan, executive officers and other key employees may, on an annual basis, elect to defer 25-90% of their RBI compensation earned in the current year but paid in the following year. Participants must also elect how such deferred amounts are to be distributed to them when they leave or retire from Raytheon. Beginning January 1, 2008, employees who are projected to reach the IRC compensation limit may also choose to defer 4-50% of their salary over the IRC compensation limit. We will make a 4% matching contribution on deferred salary and RBI compensation. Participants indicate how they wish their deferred compensation and the Raytheon matching contributions to be notionally invested among the same investment options available through the RAYSIP 401(k) plan.

Potential Payments Upon Termination or Change-in-Control

The tables below indicate the amount of compensation payable by us to each named executive officer upon voluntary resignation, involuntary for-cause termination, involuntary not-for-cause termination, termination following a change-in-control, termination due to disability, termination due to death, and retirement. The amounts assume that such termination was effective as of December 31, 2007 and thus include amounts earned through such date and are only estimates of the amounts that would actually be paid to such executives upon their termination. The tables do not include certain amounts that the named executive officer is entitled to receive under certain plans or arrangements that do not discriminate in scope, terms or operation, in favor of our executive officers and that are generally available to all salaried employees.

Treatment of Certain Compensation Elements

Executive Severance Policy.    We have an executive severance policy which provides certain benefits to our executives in the event that their employment with us is involuntarily terminated without cause. Under the policy, Mr. Swanson is entitled to receive cash payments equal to 2.99 times his current base salary plus targeted RBI incentive cash award and continuation for three years of certain executive benefits and perquisites and fringe benefits pursuant to welfare, benefit and retirement plans and each of Messrs. Wajsgras, Stephens and Smith and Ms. Francesconi is entitled to receive a cash payment equal to two times current base salary plus targeted RBI incentive cash award and continuation for two years of certain executive benefits and perquisites and fringe benefits pursuant to welfare, benefit and retirement plans.

Pension Benefits.    Except in the circumstances discussed below, a named executive officer is only entitled to amounts accrued and vested through our pension plans upon the termination of his or her employment. The accrued and vested amounts are not included in the tables below because all employees who participate in our pension plans are entitled to these amounts upon termination of their employment. However, in the event of an involuntary termination without cause, a named executive officer is entitled to continuation for two or three years of fringe benefits pursuant to welfare, benefit and retirement plans. In the event of a “qualifying termination” within two years after a “change-in-control” (as discussed below), such executive is entitled to special supplemental retirement benefits determined as if the executive had three or two years additional credited service under our pension plans as of the date of termination.

Health and Welfare Benefit and Executive Benefits and Perquisites Continuation.    Except in the circumstances discussed below, a named executive officer is not entitled to any continuation of his or her health and welfare benefits, executive benefits or perquisites (other than pursuant to COBRA) following the termination of his or her employment. In the event of an involuntary termination without cause, such executive is entitled to continuation for two or three years of certain executive benefits and perquisites and fringe benefits pursuant to welfare, benefit and retirement plans. In the event of a qualifying termination following a change-in-control, such executive is entitled to continuation for three years of certain executive benefits and perquisites and fringe benefits pursuant to all welfare, benefit and retirement plans under which the executive and his or her family are eligible to receive benefits.

Long-Term Incentives.    Except in the circumstances discussed below, a named executive officer forfeits his or her options and restricted stock awards to the extent they are unvested and is not entitled to any continuation of vesting or acceleration of vesting with respect to his or her options and restricted stock awards. Such executive is entitled to exercise any vested options for a limited period after termination and is entitled to continue to hold his or her shares of unrestricted stock after termination. The amounts representing the value of vested stock options and unrestricted stock are not included in the tables below because all employees who hold vested options and unrestricted stock under our stock plans are entitled to exercise such options and continue to hold such stock upon termination of their employment. However, in the event of a qualifying termination following a change-in-control, or termination by reason of disability or death, a named executive officer is entitled to the acceleration of vesting with respect to all of his or her restricted stock awards, and certain payments pursuant to his or her LTPP awards based on our performance under such awards through the executive’s date of termination. In the event an executive retires, he or she is also entitled to such LTPP payments based on our performance through the executive’s date of retirement. LTPP payments are generally made by us when the remaining LTPP awards are settled after the end of the performance cycle in accordance with their terms.

Non-Qualified Deferred Compensation.    A named executive officer is entitled to amounts accrued and vested under our Excess Savings Plan and Deferred Compensation Plan upon the termination of his or her employment. The amounts are generally distributed to such executive in accordance with his or her election under the applicable plan. The accrued and vested amounts under the plans, which are set forth in the table under “Non-Qualified Deferred Compensation” on page 43, are not included in the tables below because all employees who participate in these plans are entitled to these amounts upon termination of their employment and these plans are available to a substantial number of employees (including the executive officers) who qualify under the applicable compensation requirements.

Change-in-Control Agreements

In 2005, the MDCC engaged in a thorough review, assisted by its independent consultant, of our change-in-control agreements. At the conclusion of its review, the MDCC determined that we should enter into new forms of change-in-control agreements with our executives. As a result, we entered into revised change-in-control severance agreements with our senior executives.

In order to receive benefits under his or her change-in-control agreement, an executive must experience a “qualifying termination” within two years after a “change-in-control.” Benefits under the change-in-control agreements include: (i) a cash payment of either three times or two times the executive’s current compensation (including base salary plus targeted bonus); (ii) special supplemental retirement benefits determined as if the executive had three or two years additional credited service under our pension plans as of the date of termination; and (iii) continuation of fringe benefits pursuant to all welfare, benefit and retirement plans under which the executive and his or her family are eligible to receive benefits for a period of three or two years. The cash payment will be paid within 30 days of the qualifying termination. In addition, the agreement provides for a gross-up payment if the executive is subject to excise taxes on payments made under his or her agreement. Generally, the gross-up payment will be paid within 5 days of an accounting firm’s determination regarding such payment, as contemplated by the agreement. The level of benefits payable in the event of a qualifying termination is determined based upon the level of responsibility of the executive.

A “change-in-control” means the acquisition by a third party of 25% or more of our common stock, the replacement of the majority of the incumbent directors by individuals not approved by a majority of the incumbent Board, or the consummation of a sale of substantially all of the assets of Raytheon, a liquidation of Raytheon, or a merger which results in a change in the ownership or control of more than 50% of the voting securities of Raytheon. A “qualifying termination” means: (i) we terminate the executive other than for cause within 24 months following a change-in-control; or (ii) the executive terminates his or her employment with us for “good reason.” Termination for “good reason” means that the executive has terminated his or her employment with us because the executive’s compensation has been materially reduced or the executive’s job duties have been materially changed without the executive’s consent.

We have entered into change-in-control agreements with Messrs. Swanson, Wajsgras, Stephens and Smith and Ms. Francesconi. The terms of those agreements provide for benefits of three times base salary plus targeted RBI cash incentive award, three years’ credited service under our pension plans and continuation of fringe benefits for three years, all as more fully described above.

William H. Swanson

The table below indicates the amount of compensation payable by us to Mr. Swanson, including cash severance, benefits and perquisites, and long-term incentives, upon certain different types of terminations of employment.

Element	Voluntary Resignation	Involuntary For Cause	Involuntary Without Cause	Change-in- Control	Disability	Death	Retirement
Cash Severance
Base Salary + Bonus	$—	$—	$11,194,560	$12,144,000	$—	$—	$—
Pro-rata Target Bonus	—	—	—	2,496,000	—	—	—

Benefits & Perquisites
Pension	—	—	3,050,156	404,562	—	—	—
Health and Welfare Benefit Continuation	—	—	25,929	25,929	—	—	—
Executive Benefits and Perquisites Continuation	—	—	127,652	127,652	—	—	—
280G Tax Gross-Up	—	—	—	11,217,866	—	—	—

Long-Term Incentives
Value of Accelerated Restricted Stock	—	—	—	14,871,561	14,871,561	14,871,561	—
Value of Accelerated LTPP (Pro-rata)	—	—	—	6,474,687	6,474,687	6,474,687	6,474,687

Total	$—	$—	$14,398,297	$47,762,257	$21,346,248	$21,346,248	$6,474,687

David C. Wajsgras

The table below indicates the amount of compensation payable by us to Mr. Wajsgras, including cash severance, benefits and perquisites, and long-term incentives, upon certain different types of terminations of employment.

Element	Voluntary Resignation	Involuntary For Cause	Involuntary Without Cause	Change-in- Control	Disability	Death	Retirement
Cash Severance
Base Salary + Bonus	$—	$—	$2,967,992	$4,451,988	$—	$—	$—
Pro-rata Target Bonus	—	—	—	741,998	—	—	—

Benefits & Perquisites
Pension	—	—	—	—	—	—	—
Health and Welfare Benefit Continuation	—	—	30,358	45,536	—	—	—
Executive Benefits and Perquisites Continuation	—	—	81,832	122,749	—	—	—
280G Tax Gross-Up	—	—	—	3,531,358	—	—	—

Long-Term Incentives
Value of Accelerated Restricted Stock	—	—	—	4,746,740	4,746,740	4,746,740	—
Value of Accelerated LTPP (Pro-rata)	—	—	—	1,456,800	1,456,800	1,456,800	1,456,800

Total	$—	$—	$3,080,182	$15,097,169	$6,203,540	$6,203,540	$1,456,800

Jay B. Stephens

The table below indicates the amount of compensation payable by us to Mr. Stephens, including cash severance, benefits and perquisites, and long-term incentives, upon certain different types of terminations of employment.

Element	Voluntary Resignation	Involuntary For Cause	Involuntary Without Cause	Change-in- Control	Disability	Death	Retirement
Cash Severance
Base Salary + Bonus	$—	$—	$2,589,268	$4,131,951	$—	$—	$—
Pro-rata Target Bonus	—	—	—	647,317	—	—	—

Benefits & Perquisites
Pension	—	—	—	1,132,372	—	411,885	—
Health and Welfare Benefit Continuation	—	—	7,446	11,168	—	—	—
Executive Benefits and Perquisites Continuation	—	—	86,806	130,210	—	—	—
280G Tax Gross-Up	—	—	—	3,577,780	—	—	—

Long-Term Incentives
Value of Accelerated Restricted Stock	—	—	—	3,437,684	3,437,684	3,437,684	—
Value of Accelerated LTPP (Pro-rata)	—	—	—	1,456,800	1,456,800	1,456,800	1,456,800

Total	$—	$—	$2,683,520	$14,525,282	$4,894,484	$5,306,369	$1,456,800

Louise L. Francesconi

The table below indicates the amount of compensation payable by us to Ms. Francesconi, including cash severance, benefits and perquisites, and long-term incentives, upon certain different types of terminations of employment.

Element	Voluntary Resignation	Involuntary For Cause	Involuntary Without Cause	Change-in- Control	Disability	Death	Retirement
Cash Severance
Base Salary + Bonus	$—	$—	$2,010,360	$3,157,770	$—	$—	$—
Pro-rata Target Bonus	—	—	—	502,590	—	—	—

Benefits & Perquisites
Pension	—	—	2,066,018	2,691,282	—	—	—
Health and Welfare Benefit Continuation	—	—	12,170	18,255	—	—	—
Executive Benefits and Perquisites Continuation	—	—	66,260	99,390	—	—	—
280G Tax Gross-Up	—	—	—	3,992,304	—	—	—

Long-Term Incentives
Value of Accelerated Restricted Stock	—	—	—	3,150,330	3,150,330	3,150,330	—
Value of Accelerated LTPP (Pro-rata)	—	—	—	1,456,800	1,456,800	1,456,800	1,456,800

Total	$—	$—	$4,154,808	$15,068,721	$4,607,130	$4,607,130	$1,456,800

Daniel L. Smith

The table below indicates the amount of compensation payable by us to Mr. Smith, including cash severance, benefits and perquisites, and long-term incentives, upon certain different types of terminations of employment.

Element	Voluntary Resignation	Involuntary For Cause	Involuntary Without Cause	Change-in- Control	Disability	Death	Retirement
Cash Severance
Base Salary + Bonus	$—	$—	$1,715,584	$2,786,688	$—	$—	$—
Pro-rata Target Bonus	—	—	—	428,896	—	—	—

Benefits & Perquisites
Pension	—	—	—	776,827	—	—	—
Health and Welfare Benefit Continuation	—	—	17,286	25,929	—	—	—
Executive Benefits and Perquisites Continuation	—	—	69,823	104,734	—	—	—
280G Tax Gross-Up	—	—	—	2,748,190	—	—	—

Long-Term Incentives
Value of Accelerated Restricted Stock	—	—	—	2,701,211	2,701,211	2,701,211	—
Value of Accelerated LTPP (Pro-rata)	—	—	—	1,214,000	1,214,000	1,214,000	1,214,000

Total	$—	$—	$1,802,693	$10,786,475	$3,915,211	$3,915,211	$1,214,000

The following report of the Audit Committee does not constitute soliciting material and shall not be deemed to be incorporated by reference into any other filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, including by any general statement incorporating this proxy statement, except to the extent we specifically incorporate this information by reference, and shall not otherwise be deemed filed under such Acts.

AUDIT COMMITTEE REPORT

The Audit Committee is comprised entirely of independent directors who meet the independence and experience requirements of the New York Stock Exchange and the Securities and Exchange Commission. The Audit Committee focuses on the following areas:

•	the integrity of Raytheon’s financial statements;

•	the independence, qualifications and performance of Raytheon’s independent auditors; and

•	the performance of Raytheon’s internal auditors.

We meet with management periodically to consider the adequacy of Raytheon’s internal controls and the objectivity of its financial reporting. We discuss these matters with Raytheon’s independent auditors and with appropriate Raytheon financial personnel and internal auditors.

As needed, we meet privately with both the independent auditors and the internal auditors, each of whom has unrestricted access to the Committee. We also appoint the independent auditors and review their performance and independence from management. We also regularly review the performance of the internal audit function.

Management has primary responsibility for Raytheon’s financial statements and the overall reporting process, including Raytheon’s system of internal controls.

The independent auditors audit the annual financial statements prepared by management, express an opinion as to whether those financial statements fairly present the financial position, results of operations and cash flows of Raytheon in conformity with generally accepted accounting principles and discuss any issues they believe should be raised with us.

During fiscal year 2007, we reviewed Raytheon’s audited financial statements and met with both management and PricewaterhouseCoopers LLP (PwC), Raytheon’s independent auditors, to discuss those financial statements. Management has represented to us that the financial statements were prepared in accordance with generally accepted accounting principles.

During fiscal year 2007, management documented, tested and evaluated Raytheon’s internal control over financial reporting pursuant to the requirements of the Sarbanes-Oxley Act of 2002. We were kept apprised of Raytheon’s progress by management and the independent auditor periodically throughout the year. Management has provided us with a report on the effectiveness of Raytheon’s internal control over financial reporting. We have reviewed management’s assessment and the independent auditor’s audit of the effectiveness of Raytheon’s internal control over financial reporting to be included in Raytheon’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007.

We discussed with PwC matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees). We also discussed with management the significant accounting policies utilized by Raytheon, the reasonableness of significant judgments and the clarity of disclosures in the financial statements.

PwC issued its independence letter pursuant to Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and reported that it is independent under applicable standards in connection with its audit opinion for Raytheon’s 2007 financial statements. We have discussed with PwC its independence from Raytheon.

Based on the reviews and discussions with management and the independent auditor referred to above, we recommended to the Board that Raytheon’s audited financial statements be included in Raytheon’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007.

Submitted by the Audit Committee

Ronald L. Skates, Chairman, Vernon E. Clark,

Frederic M. Poses and Linda G. Stuntz

INDEPENDENT AUDITORS: AUDIT AND NON-AUDIT FEES

The following table sets forth the fees and expenses billed by PricewaterhouseCoopers LLP (PwC) for audit, audit-related, tax and all other services rendered for 2007 and 2006.

	2007	2006
Audit Fees(1)	$12.7 million	$14.5 million
Audit-Related Fees(2)	0.4 million	0.3 million
Tax Fees(3)	1.2 million	0.7 million
All Other Fees(4)	0.1 million	—
Total	$14.4 million	$15.5 million

(1)	Represents fees and expenses for professional services provided in connection with the audit of our annual audited financial statements and review of our quarterly financial statements, advice on accounting matters directly related to the audit and audit services provided in connection with other statutory or regulatory filings.
(2)	Represents fees and expenses for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements and not reported under “Audit Fees.” For both 2007 and 2006, fees are primarily for audits of financial statements of employee benefit plans and advisory services for a potential divestiture.
(3)	Fiscal year 2007 includes approximately: (i) $0.6 million for non-U.S. tax compliance and advisory services and (ii) $0.6 million for U.S. tax compliance and advisory services. Fiscal year 2006 includes approximately: (i) $0.5 million for non-U.S. tax compliance and tax return services and (ii) $0.2 million for domestic tax compliance.
(4)	Represents license, maintenance, support and consulting payments related to an expatriate employee information database.

The amounts shown above do not include PwC fees and expenses of approximately $1.0 million and $1.1 million in 2007 and 2006, respectively, paid by our pension plans for audits of financial statements of such plans and certain tax compliance services for our pension plan in India. These services were rendered by PwC to the pension plans and were billed directly to such plans.

The Audit Committee approves in advance all audit and non-audit services to be provided by the independent auditors. The Chairman of the Audit Committee has the delegated authority from the Committee to pre-approve services. Any such pre-approvals are disclosed to and reviewed with the Audit Committee at its next meeting. The Audit Committee requires the independent auditors and management to report on actual fees charged for each category of service periodically throughout the year.

RATIFICATION OF APPOINTMENT OF

PRICEWATERHOUSECOOPERS LLP

(Item No. 2 on the proxy card)

The Audit Committee of the Board of Directors has reappointed PricewaterhouseCoopers LLP as the independent registered public accounting firm to audit our financial statements for the fiscal year beginning January 1, 2008. We are asking stockholders to ratify the appointment of PricewaterhouseCoopers. Representatives of PricewaterhouseCoopers are expected to be present at the annual meeting. They will be given the opportunity to make a statement if they desire to do so, and they will be available to respond to appropriate questions.

In the event that stockholders fail to ratify the appointment of PricewaterhouseCoopers, the Audit Committee may reconsider the appointment. Even if the appointment is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered accounting firm at any time during the year if the Audit Committee determines that such a change would be in the best interests of the Company and its stockholders.

The Board recommends that stockholders vote FOR ratification of the appointment of PricewaterhouseCoopers as the Company’s independent auditors.

STOCKHOLDER PROPOSALS

We have been notified that certain stockholders intend to present proposals for consideration at the 2008 annual meeting. We continue to make corporate governance, particularly stockholder concerns, a priority. Management remains open to engaging in dialogue with respect to stockholder concerns and to share our views regarding our governance generally. We encourage any stockholder wishing to meet with management to contact the Office of the Corporate Secretary.

Any stockholder who intends to present a proposal at the 2009 annual meeting must deliver the proposal, in the manner specified below, to the Corporate Secretary, Raytheon Company, 870 Winter Street, Waltham, Massachusetts 02451, not later than:

•	December 24, 2008, if the proposal is submitted for inclusion in our proxy materials for the 2008 annual meeting pursuant to Rule 14a-8 under the Securities Exchange Act of 1934; or

•	Between January 29, 2009 and February 28, 2009 if the proposal is submitted in accordance with our By-Laws, in which case we are not required to include the proposal in our proxy materials.

Any such proposal described above must be addressed and delivered to the Corporate Secretary at the address specified above either by U.S. mail or a delivery service, or by facsimile (FAX) transmission to FAX No. 781-522-6471.

STOCKHOLDER PROPOSAL

(Item No. 3 on the proxy card)

The AFL-CIO Reserve Fund, 815 Sixteenth Street N.W., Washington, D.C. 20006, beneficial owner of 300 shares, has proposed the adoption of the following resolution and has furnished the following statement in support of their proposal:

RESOLVED: The shareholders of the Raytheon Company (“Raytheon” or the “Company”) urge the Board of Directors (the “Board”) to seek shareholder approval of any future extraordinary retirement benefits for senior executives. The Board shall implement this policy in a manner that does not violate any existing employment agreement or vested pension benefit.

For the purposes of this resolution, “extraordinary retirement benefits” means receipt of additional years of service credit not actually worked, preferential benefit formulas not provided under the Company’s tax-qualified retirement plans, accelerated vesting of retirement benefits, and retirement perquisites and fringe benefits that are not generally offered to other Company employees.

Supporting Statement

Supplemental executive retirement plans (“SERPs”) provide retirement benefits for a select group of management or highly compensated employees whose compensation exceeds limits set by Federal tax law. Because SERPs are unfunded plans and payable out of the Company’s general assets, the associated pension liabilities can be significant.

Our Company provides executives with the opportunity to earn additional pension benefits not provided by the Company’s tax-qualified retirement plan or the Company’s Excess Pension Plan. Under this SERP, participating senior executives after 15 years of service and age 60 may receive annual payments up to 50 percent of their final average compensation.

In addition, certain executives have received pension enhancements. Senior Vice President and General Counsel Jay Stephens has received five additional years of pension credit for years not actually worked. Moreover, he and other senior executives are eligible to receive an additional three years of pension credit under the terms of their change-in-control agreements.

Providing senior executives with extraordinary retirement benefits increases the cost of the Company’s nonqualified retirement plans to shareholders. In our view, the actuarial present value of an executive’s extraordinary retirement benefit can be significant. In addition, we believe these extraordinary benefits are unnecessary given the high levels of executive compensation at our Company.

To help ensure that the use of extraordinary pension benefits for senior executives are in the best interests of shareholders, we believe such benefits should be submitted for shareholder approval. Because it is not always practical to obtain prior shareholder approval, the Company would have the option of seeking approval after the material terms were agreed upon.

For these reasons, please vote for this resolution.

The Board recommends that stockholders vote AGAINST this proposal.

The Board believes that the Company must retain its Supplemental Executive Retirement Plan as it currently operates so that the Company is able effectively to recruit and retain key executives. In the limited instances where the Company offers SERP participation, it must be able to do so without delay or condition, given the very competitive market for qualified senior executives in which it operates. The proponent’s proposal would undermine the Company’s competitiveness in this regard.

Achieving equity is the cornerstone of the Company’s SERP. It is designed to equilibrate the retirement benefit of a senior executive who comes to the Company mid-career, so that such person’s retirement benefit replicates what would have been attained under the Company’s pension plans had such person begun his or her career with the Company. This can be of critical importance in being able to recruit highly qualified senior executives who are asked to leave behind valuable retirement benefits at their former employer. An established SERP plan uniformly applied is a better solution to achieving equivalency among senior executives than specially negotiated individual compensation arrangements designed to preserve pension value that transferring executives may otherwise forfeit.

Further illustrating the equitable principles underlying the SERP is the operation of offsets in determining a benefit. Under plan provisions, the SERP benefit is offset by amounts payable under the Company’s pension plans, any prior employer pension plan and Social Security. Accordingly, certain senior executives who have been with the Company from an early stage in their career, such as the Company’s Chairman and CEO, will derive no benefit from the SERP upon retirement.

Because of limited eligibility and the comprehensive manner in which available SERP benefits are reduced by other retirement benefits and Social Security, Raytheon’s SERP puts senior executives on parity with each other for retirement benefits at little additional cost to the Company. The Company’s aggregate liability under the SERP is less than 1% of the Company’s total pension liability for all non-SERP participants.

Under our existing practices, all executive compensation plans for senior executives, including the SERP and all other retirement benefits and agreements, are reviewed and approved by the Management Development and Compensation Committee of the Board. The Board approves all compensation arrangements for the executive officers listed in the Summary Compensation Table on page 31 of this proxy statement. Based on periodic benchmarking within the Company’s compensation peer group, an exercise undertaken with the assistance of an independent consultant, we believe that our SERP and other executive retirement benefits are consistent with market practice.

The investing public is further served by the Company’s full disclosure of its executive compensation plans and practices. The Company’s SERP has been filed as an exhibit to our Annual Report on Form 10-K and is publicly available on the Company’s web site as well as the web site of the Securities and Exchange Commission. There is a summary of the SERP and any other retirement benefits for our five most highly compensated executive officers on pages 27, 40 and 45 of this proxy statement under the headings “Compensation Discussion and Analysis – Retirement Benefits and Deferred Compensation,” “Pension Benefits,” and “Potential Payments Upon Termination or Change-in-Control – Change-in Control Agreements.”

In summary, the Board believes that the SERP promotes stockholders’ interests by providing an equitable mechanism for establishing parity in the retirement benefits made available to senior executives which permits the Company to recruit and retain key executives in a highly competitive environment. Additional attributes are sound Board oversight and transparency. Adoption of the proposal would put the Company at a competitive disadvantage in attracting qualified executives who decline to be subject to the uncertainty created by the shareholder approval requirement. It would also require us either to incur significant time and expense to convene a special shareholders’ meeting for the sole purpose of voting on this type of arrangement or delay finalizing a prospective executive’s compensation package until after its approval at the annual meeting. For these and the other reasons discussed above, the Board believes that this proposal is not in the best interests of the Company or its stockholders.

The Board unanimously recommends that stockholders vote AGAINST the adoption of this proposal. Proxies solicited by the Board will be so voted unless stockholders specify otherwise in their proxies.

STOCKHOLDER PROPOSAL

(Item No. 4 on the proxy card)

The AFSCME (American Federation of State, County and Municipal Employees), Employees Pension Plan, 1625 L Street, N.W., Washington, D.C. 20036, beneficial owner of 2,983 shares, has proposed the adoption of the following resolution and has furnished the following statement in support of their proposal:

RESOLVED, that stockholders of Raytheon request the board of directors to adopt a policy that provides shareholders the opportunity at each annual shareholder meeting to vote on an advisory resolution, proposed by management, to ratify the compensation of the named executive officers (“NEOs”) set forth in the proxy statement’s Summary Compensation Table (the “SCT”) and the accompanying narrative disclosure of material factors provided to understand the SCT (but not the Compensation Discussion and Analysis). The proposal submitted to stockholders should make clear that the vote is non-binding and would not affect any compensation paid or awarded to any NEO.

Supporting Statement

In our view, senior executive compensation at Raytheon has not always been structured in ways that best serve stockholders’ interests. For example, in 2006 Chairman and CEO William Swanson received $514,353 in all other compensation, including $130,816 for personal use of Raytheon provided aircraft and $30,822 in tax gross-up payments.

We believe that existing U.S. corporate governance arrangements, including SEC rules and stock exchange listing standards, do not provide shareholders with sufficient mechanisms for providing input to boards on senior executive compensation. In contrast to U.S. practice, in the United Kingdom, public companies allow shareholders to cast an advisory vote on the “directors’ remuneration report,” which discloses executive compensation. Such a vote isn’t binding, but gives shareholders a clear voice that could help shape senior executive compensation. A recent study of executive compensation in the U.K. before and after the adoption of the shareholder advisory vote there found that CEO cash and total compensation became more sensitive to negative operating performance after the vote’s adoption. (Sudhakar Balachandran et al., “Solving the Executive Compensation Problem through Shareholder Votes? Evidence from the U.K.” (Oct. 2007).)

Currently U.S. stock exchange listing standards require shareholder approval of equity-based compensation plans; those plans, however, set general parameters and accord the compensation committee substantial discretion in making awards and establishing performance thresholds for a particular year. Shareholders do not have any mechanism for providing ongoing feedback on the application of those general standards to individual pay packages.

Similarly, performance criteria submitted for shareholder approval to allow a company to deduct compensation in excess of $1 million are broad and do not constrain compensation committees in setting performance targets for particular senior executives. Withholding votes from compensation committee members who are standing for reelection is a blunt and insufficient instrument for registering dissatisfaction with the way in which the committee has administered compensation plans and policies in the previous year.

Accordingly, we urge Raytheon’s board to allow stockholders to express their opinion about senior executive compensation by establishing an annual referendum process. The results of such a vote could provide Raytheon with useful information about stockholders’ views on the company’s senior executive compensation, as reported each year, and would facilitate constructive dialogue between stockholders and the board.

We urge stockholders to vote for this proposal.

The Board recommends that stockholders vote AGAINST this proposal.

The Company has established a rigorous, transparent, performance-based process to determine the compensation of the named executive officers, while at the same time providing effective means for stockholders to communicate with the Board on compensation and other concerns. The Board believes that the proposed after-the-fact, up-or-down advisory vote would add nothing to this process because it would not communicate any meaningful or specific information that could be used by the Board to address stockholder concerns and could place the Company at a competitive disadvantage in attracting and retaining highly qualified executives.

The Board’s Management Development and Compensation Committee (MDCC), which is composed entirely of independent directors, reviews and recommends to the Board the compensation of the Chief Executive Officer and the other four most highly compensated executive officers. The MDCC has established a compensation program geared to promote and reward superior performance in a manner that aligns the interests of our executives with those of our stockholders. The MDCC makes use of an independent compensation consultant to assist the Committee in its pay-for–performance analysis and in ascertaining compensation levels and practices of peer companies. All key elements of the MDCC’s compensation determination process have been made transparent to stockholders through the detailed disclosure set forth in the “Compensation Discussion and Analysis” section of the Proxy Statement.

While the Board believes that the MDCC and the Board are in the best position to determine executive compensation levels, the Board appreciates that stockholders’ views should be heard and valued. Methods for communicating with the Board are described under the Proxy Statement’s section entitled “Communication with the Board.” The Board believes that direct communication between stockholders and the Board is an effective and accurate means for stockholders to express support or criticism of the Company’s executive compensation practices. The proposed “For” or “Against” advisory vote would not provide the Board with meaningful insight into specific stockholder concerns regarding executive compensation, nor give any guidance on what actions should be taken by the Board or the MDCC to address such concerns. Unlike the vote advocated by the proposal, communicating directly with the Board allows stockholders the opportunity to voice specific observations on, or objections to, the Company’s executive compensation practices.

The Board is also concerned that adopting the proposal would place the Company at a competitive disadvantage in attracting and retaining executive talent. Adoption of this proposal could lead to a perception that compensation opportunities at our Company have been negatively affected as compared with opportunities available at other companies.

Further, contrary to the position taken by the proponent, the Board believes that comparisons of compensation practices in the United States to those in the United Kingdom are inappropriate. Since an advisory vote is mandatory for all U.K. public companies, no one U.K. company is competitively disadvantaged by the requirement, as would be the case if our Company became one of the few U.S. companies to adopt it. Indeed, there are a number of differences between U.K. and U.S. governance and disclosure standards that undermine the argument that we simply should adopt an individual U.K. governance practice in the context of carefully considered and well-integrated U.S. regulatory requirements.

The Board believes that an advisory “say on pay” vote would undermine the effectiveness of its executive compensation program, damage the Company’s competitive position, and therefore harm stockholder interests without adding any meaningful input from shareholders to the current transparent disclosure regime.

The Board unanimously recommends that stockholders vote AGAINST the adoption of this proposal. Proxies solicited by the Board will be so voted unless stockholders specify otherwise in their proxies.

OTHER MATTERS

Whether or not you plan to attend the meeting, please vote over the Internet or by telephone or complete, sign and return the proxy card or voting instruction form sent to you in the envelope provided. No postage is required for mailing in the United States.

Our 2007 Annual Report, which is not a part of this proxy statement and is not proxy soliciting material, is enclosed.

By Order of the Board of Directors,

Jay B. Stephens
Secretary

Waltham, Massachusetts

April 18, 2008

C/O AMERICAN STOCK TRANSFER 59 MAIDEN LANE NEW YORK, NY 10038

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE STOCKHOLDER COMMUNICATIONS

If you would like to reduce the costs incurred by Raytheon in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access stockholder communications electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Raytheon, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	RAYTN1	KEEP THIS PORTION FOR YOUR RECORDS
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.		DETACH AND RETURN THIS PORTION ONLY

RAYTHEON
The Board of Directors recommends a vote FOR the listed nominees under Item 1.
Item 1 - Election of Directors
		For	Against	Abstain
Nominees:
1a)	Barbara M. Barrett	☐	☐	☐
1b)	Vernon E. Clark	☐	☐	☐	COMPANY PROPOSAL: The Board of Directors recommends a vote FOR Item 2.			For	Against	Abstain
1c)	John M. Deutch	☐	☐	☐	Item 2 -	Ratification of Independent Auditors		☐	☐	☐
1d)	Frederic M. Poses	☐	☐	☐	STOCKHOLDER PROPOSALS: The Board of Directors recommends a vote AGAINST Items 3 and 4.
1e)	Michael C. Ruettgers	☐	☐	☐	Item 3 -	Stockholder proposal regarding supplemental executive retirement plans		☐	☐	☐
1f)	Ronald L. Skates	☐	☐	☐	Item 4 -	Stockholder proposal regarding advisory vote on executive compensation		☐	☐	☐
1g)	William R. Spivey	☐	☐	☐
1h)	Linda G. Stuntz	☐	☐	☐
1i)	William H. Swanson	☐	☐	☐
For address changes and/or comments, please check this box and write them on the back where indicated.				☐

Please date and sign name exactly as it appears hereon. Executors, administrators, trustees, etc. should so indicate when signing. If the stockholder is a corporation, the full corporate name should be inserted and the proxy signed by an officer of the corporation indicating his/her title.

	Signature [PLEASE SIGN WITHIN BOX]	Date				Signature (Joint Owners)	Date

ADMISSION TICKET Annual Meeting of Stockholders Thursday, May 29, 2008, 11:00 a.m. Eastern Time U.S. Chamber of Commerce - Hall of Flags 1615 H Street, NW Washington, DC 20062

From Maryland:

From Silver Spring Area (495)

Take 16th Street to DC

Right on I Street

Left on Connecticut Avenue

Left on H Street

U.S. Chamber of Commerce will be on your left on corner (Parking on I Street)

From Bethesda Area

Take Connecticut Avenue to DC

Connecticut turns into 17th Street

Left on H Street

U.S. Chamber will be on your left (Parking on H Street)

From Southern Maryland Area

Take South Capital Street

Left on Independence

Right on 3rd Street

Left on Pennsylvania Avenue

Right on 15th Street

Left on I Street

Left on Connecticut Avenue

Left on H Street

U.S. Chamber will be on the corner (Parking on I Street)

From Baltimore Washington Parkway

Take New York Avenue exit West (Route 50) toward DC

Left on 6th Street (Route 1)

Right on Pennsylvania Avenue

Right on 15th Street

Left on I Street

Left on Connecticut Avenue

Left on H Street

U.S. Chamber of Commerce will be on the corner (Parking on I Street)

From Virginia

From 95

Take 95 North (stay in left lane) across the 14th Street Bridge

Stay on 14th Street until I Street

Left on I Street

Left on Connecticut Avenue

Left on H Street

U.S. Chamber of Commerce will be on your left

(Parking on I Street)

Important Notice Regarding Internet Availability of Proxy Materials for the Annual Meeting:

The Notice Proxy Statement and Annual Report are available at www.raytheon.com/proxy.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS ANNUAL MEETING OF STOCKHOLDERS
MAY 29, 2008
The undersigned hereby appoints William H. Swanson, Jay B. Stephens and David C. Wajsgras, or any of them, as proxies, each with full power of substitution, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot (with discretionary authority as to any and all other business that may properly come before the meeting), all of the shares of Common Stock of Raytheon Company that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 11:00 a.m. Eastern Time on May 29, 2008 at The U.S. Chamber of Commerce - Hall of Flags, 1615 H Street, NW, Washington, D.C. 20062, and at any adjournment, continuation or postponement thereof.

If the undersigned is a participant in the Raytheon Savings and Investment Plan and has stock allocated to a plan account, the undersigned hereby instructs the trustee of the plan to vote all such shares of stock in accordance with the instructions on the reverse side of this ballot at the Annual Meeting and at any adjournment, continuation or postponement thereof. If the undersigned does not provide voting instructions to the trustee, or if the ballot is not received by the trustee, the trustee will vote all such shares of stock at the Annual Meeting and any adjournment, continuation or postponement thereof in the same proportion as shares for which voting instructions were received under the plan.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE STOCKHOLDER(S). IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE RECOMMENDATION OF THE BOARD OF DIRECTORS.

IF YOU ARE NOT VOTING ON THE INTERNET OR BY TELEPHONE, PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE
Address Changes/Comments: ________________________________________________________________________________________
___________________________________________________________________________________________________________________
(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)